Exhibit 10(n)

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN
THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN
OMITTED AND FILED SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
RULE 24B-2 OF THE SECURITIES EXCHANGE
ACT OF 1934, AS AMENDED

________________________________________________________________

CREDIT AGREEMENT

Dated as of June 24, 2009

by and among

COMTECH TELECOMMUNICATIONS CORP.

and

CITIBANK, N.A.,
as Administrative Agent

and

THE LENDERS PARTY HERETO

________________________________________________________________

i

SCHEDULES

Schedule I	-	Subsidiaries and Affiliates
Schedule II	-	Existing Indebtedness
Schedule III	-	Existing Liens
Schedule IV	-	Existing Guarantees
Schedule V	-	Existing Letters of Credit
Schedule 4.14	-	Filing Offices
Schedule 4.17	-	Compliance with Laws
Schedule 7.06	-	Loans and Investments

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B-1	-	Form of Company Pledge Agreement
Exhibit B-2	-	Form of Guarantor Pledge Agreement
Exhibit C	-	Form of Guaranty
Exhibit D	-	Form of Assignment and Acceptance Agreement
Exhibit E	-	Form of Opinion of Counsel

v

CREDIT AGREEMENT, dated as of June 24, 2009, by and among COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation (the “Company”), the LENDERS which from time to time are parties to this Agreement (individually, a “Lender” and, collectively, the “Lenders”) and CITIBANK, N.A., a national banking association organized under the laws of the United States of America, as Administrative Agent.

RECITALS

The Company has requested the Lenders to extend credit from time to time and the Lenders are willing to extend such credit to the Company, subject to the terms and conditions hereinafter set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Definitions.  As used herein, the following terms shall have the following meanings:

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Accounting Change” shall have the meaning set forth in Section 7.10 hereof.

“Adjusted Libor Loans” shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.

“Administrative Agent” shall mean Citibank, N.A., in its capacity as Administrative Agent for the Lenders under this Agreement or its successor Administrative Agent permitted pursuant to Section 9.08 hereof.

“Affiliate” shall mean with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Aggregate Letters of Credit Outstanding” shall mean, on the date of determination, the sum of (a) the aggregate maximum stated amount at such time which is available or available in the future to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of all payments on account of drawings under Letters of Credit made by the Issuing Lender on behalf of the Lenders under any Letter of Credit that has not been reimbursed by the Company.

“Aggregate Outstandings” shall mean, on the date of determination, the sum of (a) the Aggregate Letters of Credit Outstanding at such time, plus (b) the aggregate outstanding principal amount of all Revolving Credit Loans at such time.

“Agreement” shall mean this Credit Agreement, dated as of June 24, 2009, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” or “ABR” shall mean the highest of (i) the Prime Rate; (ii) the Federal Funds Effective Rate from time to time plus 0.5%; and (iii) two hundred (200) basis points in excess of the floating rate of interest determined, on a daily basis, by the Administrative Agent in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate to be the prevailing rate per annum in effect each banking day at which deposits in Dollars for a one month period, determined by the Administrative Agent in its sole discretion, are offered to the Administrative Agent by first class banks in the London interbank market shortly after 11:00 a.m. (London time) two banking days prior to the date such rate of interest shall be effective and applied to existing and future advances under Alternate Base Rate Loans.

“Alternate Base Rate Loans” shall mean Loans at such times as they are being made and/or maintained at a rate of interest based on the Alternate Base Rate.

“Applicable Margin” shall mean the percentages set forth below opposite the applicable pricing ratio.

Consolidated Total Indebtedness to Consolidated EBITDA	Adjusted Libor Margin (360 day basis)	ABR Margin	Unused Fee Rate

Less than or equal to [*]	2.25%	1.25%	0.25%

Greater than or equal to [*] but less than [*]	2.50%	1.50%	0.25%

Greater than or equal to [*]	2.75%	1.75%	0.375%

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the fifth Business Day following the date of delivery of the financial statements to the Administrative Agent for the fiscal quarter ending July 31, 2009, the Applicable Margin shall be the lowest margins set forth above. The Applicable Margin will be set or reset quarterly on the date which is ten Business Days following the date of receipt by the Administrative Agent of the financial statements referred to in Section 6.03(a) or Section 6.03(b) hereof, as applicable, together with a certificate of the Chief Financial Officer of the Company certifying the ratio of Consolidated Indebtedness to Consolidated EBITDA and setting forth the calculation thereof in reasonable detail; provided, however, if any such financial statement and certificate are not received by the Administrative Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b) hereof, as the case may be, the Applicable Margin will be set or reset, unless the rate of interest specified in Section 3.01(c) hereof is in effect, at a rate determined based on a ratio of Consolidated Indebtedness to Consolidated  EBITDA of greater than [*] from the date such financial statement and certificate were due until the date which is ten Business Days following the receipt by the Administrative Agent of such financial statements and certificate, and provided, further, that the Lenders shall not in any way be deemed to have waived any Default or Event of Default, including, without limitation, an Event of Default resulting from the failure of the Company to comply with Section 7.12 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso.  During the occurrence and continuance of an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Applicable Margin.

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent, in the form attached hereto as Exhibit D or any other form approved by the Administrative Agent.

“Available Revolving Credit Commitment” shall mean, on the date of determination,  the Total Revolving Credit Commitment, reduced by the then Aggregate Outstandings.

__________________________________

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

“Borrowing Date” shall mean, with respect to any Loan, the date specified in any notice given pursuant to Section 2.01 on which such Loan is disbursed to the Company.

“Business Day” shall mean (a) any day not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, and (b) as it relates to any payment, determination, funding or notice to be made or given in connection with any Adjusted Libor Loan, any day specified in clause (a) on which trading is carried on by and between banks in Dollar deposits in the London interbank eurodollar market.

“Capital Lease” shall mean (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with Generally Accepted Accounting Principles, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required to be capitalized on the balance sheet of the lessee.

“Cash Collateral” shall mean a deposit by the Company made in immediately available funds to a cash collateral account at the Administrative Agent and the taking of all action required to provide the Administrative Agent, for the ratable benefit of the Lenders, a first priority perfected security interest in such deposit.

“Change of Control” shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) the individuals who, as of the Closing Date, constitute the Board of Directors of the Company, together with those who first become directors subsequent to such date, ceasing for any reason to constitute a majority of the members of the Board of Directors of the Company, provided the recommendation, election or nomination for election to the Board of Directors of such subsequent directors was approved by a vote of at least a majority of the directors then still in office who were either directors as of the Closing Date or whose recommendation, election or nomination for election was previously so approved.

“Chief Financial Officer” shall mean the Chief Financial Officer of the Company or if there is no Chief Financial Officer, such other Executive Officer as is appropriate.

“Closing Date” shall mean June 24, 2009.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean any commercial letter of credit issued for the account of a Person for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods, or services by such Person.

“Commercial Letter of Credit Commitment” shall mean the obligation of the Issuing Lender to issue Commercial Letters of Credit on the terms herein described in an aggregate amount up to $10,000,000.

“Commitments” shall mean, collectively, the Revolving Credit Commitment, the Standby Letter of Credit Commitment and the Commercial Letter of Credit Commitment.

“Commitment Proportion” shall mean, with respect to each Lender at the time of determination, the ratio, expressed as a percentage, which such Lender’s Commitments bear to the Total Commitment or, if the Commitments have expired or have been terminated, the ratio, expressed as a percentage, which (a) the sum of aggregate Loans advanced by such Lender, plus such Lender’s pro rata share of the Aggregate Letters of Credit Outstanding to (b) the Aggregate Outstandings at such time; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Commitment Proportion” shall mean the percentage of the Total Commitments (disregarding the Defaulting Lender’s Commitment) represented by such Lender’s Commitments.

“Company” shall have the meaning set forth in the preamble hereto.

“Consolidated” shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with Generally Accepted Accounting Principles for the Company and its Subsidiaries.

“Consolidated EBITDA” shall mean, on any date of determination, Consolidated Net Income (whether income or loss) for such period, plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges and other non-cash charges and expenses (including non-cash compensatory expenses related to restricted stock, stock-option grants and stock appreciation rights), and (c) all income taxes to any government or governmental instrumentality expensed on the Company’s and any Subsidiary’s books (whether paid or accrued), minus all extraordinary gains, in each case, determined on a Consolidated basis for the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis.  All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.

“Consolidated Funded Debt” shall mean the sum of all Indebtedness of the Company and its Subsidiaries having an original maturity of one year or more, including all Subordinated Debt, as determined on a Consolidated basis, in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

“Consolidated Interest Expense” shall mean the Consolidated interest expense of the Company and its Subsidiaries, determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

“Consolidated Net Income” shall mean, for any period, the net income (or net loss) of the Company and its Subsidiaries on a Consolidated basis for such period determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

“Consolidated Total Indebtedness” shall mean the Indebtedness of the Company and its Subsidiaries on a Consolidated basis.

“Consolidated Unfunded Capital Expenditures” shall mean for the Company and its Subsidiaries on a Consolidated basis, capital expenditures which are not financed with the proceeds of any Indebtedness.

“Convertible Notes” shall mean $200,000,000 of the Company’s 3% Convertible Senior Notes, due 2029.

“Default” shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

“Default Excess” shall mean with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded its pro rata share of Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Credit Loans or participations in Letters of Credit  within three Business Days of the date required to be funded by it hereunder, (b) notified the Company, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval or of acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Default Period” shall mean with respect to any Defaulting Lender, the period commencing on the date of the applicable Lender Default and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero and (b) such Defaulting Lender shall have delivered to the Company and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments and (iii) the date on which the Company, the Administrative Agent and the Required Lenders waive all Lender Defaults of such Defaulting Lender in writing.

“Dollar” and the symbol “$” shall mean lawful currency of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Company or any Guarantor organized under the laws of any state of the United States of America or the District of Columbia.

“Eligible Investments” shall mean (a) direct obligations of the United States of America or any government agency thereof, including bank issued securities guaranteed by the Federal Deposit Insurance Corporation under the terms of the Temporary Liquidity Guarantee Facility, provided that such obligations mature within [*] of the date of acquisition thereof, and that the weighted average maturity of such securities does not exceed [*] from the date of acquisition thereof; or (b) U.S. Dollar denominated certificates of deposit issued by any bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of [*], provided that such obligations mature within [*] of the date of acquisition thereof, and that the weighted average maturity of such securities does not exceed [*] from the date of acquisition thereof; or (c) money market mutual funds having assets in excess of [*]; or (d) commercial paper, bonds or debentures issued by any Lender or any corporation organized and existing under the laws of the United States or any state thereof and having short term ratings no lower than either P-1 from Moody’s Investors Service, Inc. or A-1 from Standard & Poor’s Ratings Group, or long term ratings no lower than either Aa3 from Moody’s Investors Service, Inc. or AA- from Standard & Poor’s Ratings Group, provided that such obligations mature within [*] of the date of acquisition thereof, and that the weighted average maturity of such securities does not exceed one year from the date of acquisition thereof; or (e) securities issued by any State or political subdivision of the United States, having long term ratings no lower than either Aa3 from Moody’s Investors Service, Inc. or AA- from Standard & Poor’s Ratings Group, provided that such obligations mature within [*] of the date of acquisition

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

thereof, and that the weighted average maturity of such securities does not exceed [*] from the date of acquisition thereof.

“Environmental Law” shall mean any applicable law, ordinance, rule, regulation, or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and the rules and regulations promulgated pursuant thereto.

“Equity Securities” shall mean equity securities of the Company, including any securities convertible into equity securities of the Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Affiliate would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurocurrency Reserve Requirement” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other Governmental Authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) maintained by any Lender.  For purposes hereof each Adjusted Libor Loan shall be deemed to constitute a “eurocurrency liability” as defined in Regulation D, and subject to the reserve requirements of Regulation D, without benefit of credit or proration, exemptions or offsets which might otherwise be available to any Lender from time to time under Regulation D.

“Event of Default” shall have the meaning set forth in Article VIII.

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Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

“Executive Officer” shall mean any of the Chief Executive Officer, the President, or the Chief Financial Officer of the Company and their respective successors, if any, designated by the Board of Directors of the Company.

“Existing Letters of Credit” shall mean those certain Letters of Credit described on Schedule V hereto.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal fund brokers of recognized standing selected by the Administrative Agent.

“Fixed Charge Coverage Ratio” shall mean ratio of (A) Consolidated EBITDA minus Consolidated Unfunded Capital Expenditures to (B)(i) all payments of principal on Consolidated Funded Debt except for any Indebtedness that is paid in connection with a Permitted Acquisition provided that such Indebtedness is paid prior to or simultaneously with such Permitted Acquisition plus (ii) cash interest paid on a Consolidated basis plus (iii) cash taxes paid on a Consolidated basis plus (iv) the aggregate of cash dividends paid plus (v) consideration paid by the Company to repurchase Equity Securities in excess of $50,000,000 during the term of this Agreement.  All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ended on or most recently ended prior to the date of determination thereof.

“Foreign Lender” shall have the meaning set forth in Section 3.09 hereof.

“Generally Accepted Accounting Principles” or “GAAP” shall mean those generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Guarantors” shall mean, collectively, each Domestic Subsidiary of the Company, including, but not limited to, Comtech Antenna Systems, Inc., Comtech Systems, Inc., Comtech EFData Corp., Comtech PST Corp., Comtech Mobile Datacom Corporation, Comtech AHA Corp., Comtech Xicom Technology, Inc., Comtech Tiernan Video Inc., Comtech AeroAstro, Inc., ARMER Communications Engineering Services, Inc., Comtech Communications Corp., Comtech Systems International, Inc., Comtech Tolt Technologies, Inc. and Tiernan Radyne Comstream, Inc. and each other Domestic Subsidiary of the Company and each Guarantor who, from time to time hereafter, is required to execute a joinder to the Guaranty in accordance with

Section 6.12 hereof; provided such Domestic Subsidiary’s status as a Guarantor shall be effective as of the date of such execution.

“Guaranty” shall mean the Guaranty in the form attached hereto as Exhibit C to be executed and delivered by each Guarantor on the Closing Date and thereafter by any Domestic Subsidiary of the Company and any Guarantor required to deliver a Guaranty pursuant to Section 6.12 hereof, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any explosives, radioactive materials, or other materials, wastes, substances, or chemicals regulated as toxic hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Hedging Agreement” shall mean any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Company and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Increase Date” shall have the meaning set forth in Section 2.04 hereof.

“Indebtedness” shall mean, without duplication, as to any Person or Persons (a) indebtedness for borrowed money including, without limitations, indebtedness arising hereunder and indebtedness evidenced by the Convertible Notes; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities of the types described in clauses (a) through (d) above, directly or indirectly, guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) the capitalized portion of obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated in accordance with accepted practice; (i) all obligations of such Person in respect of Letters of Credit and (j) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit created for the account of such Person.

“Indenture” shall mean the Indenture, dated as of May 8, 2009 between the Company and The Bank of New York Mellon, as Trustee for the holders of the Convertible Notes.

“Interest Payment Date” shall mean (a) as to any Adjusted Libor Loan the first day of each calendar month, commencing July 1, 2009, and the last day of the Interest Period applicable thereto; (b) as to any Alternate Base Rate Loan, the first day of each calendar month commencing July 1, 2009; and (c) as to any Loan, on the date such Loan is paid in full or in part.

“Interest Period” shall mean with respect to any Adjusted Libor Loan:

(a)           initially, the period commencing on the date such Adjusted Libor Loan is made and ending one, two or three months thereafter, as selected by the Company in its notice of borrowing or in its notice of conversion from Alternate Base Rate Loan in each case, in accordance with the terms of Articles II and III hereof; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Adjusted Libor Loan and ending one, two or three months thereafter, as selected by the Company by irrevocable written notice to the Administrative Agent not later than 11:00 a.m. New York, New York time three Business Days prior to the last day of the then current Interest Period with respect to such Adjusted Libor Loan and the Administrative Agent shall promptly notify each of the Lenders of such notice; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)          if the Company shall fail to give notice as provided in clause (b) above, the Company shall be deemed to have requested conversion of the affected Adjusted Libor Loan to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)         no more than three (3) Interest Periods for each of the Revolving Credit Loans may exist at any one time; and

(v)          the Company shall select Interest Periods so as not to require a payment or prepayment of any Adjusted Libor Loan during an Interest Period for such Adjusted Libor Loan.

“Issuing Lender” shall mean the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder or its successor Issuing Lender permitted pursuant to Section 2.03(e) hereof.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  The LC Exposure of any Lender at any time shall be its Commitment Proportion of the total LC Exposure at such time.

“Lender Default” shall mean any of the events or circumstances identified in clauses (a) through (e) of the definition of “Defaulting Lender”.

“Lenders” shall have the meaning set forth in the preamble hereto.

“Lending Office” shall mean, for each Lender, the office specified under such Lender’s name on the signature pages hereof with respect to each Type of Loan, or such other office as such Lender may designate in writing from time to time to the Company and the Administrative Agent with respect to such Type of Loan.

“Letter of Credit” shall mean any Commercial Letter of Credit or Standby Letter of Credit issued by the Issuing Lender for the account of a Letter of Credit Party, or any of them, pursuant to the terms of this Agreement.

“Letter of Credit Party” shall mean the Company or any Guarantor.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranties, the Pledge Agreements, the Hedging Agreements and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Loans” shall mean, collectively, the Revolving Credit Loans.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the business, operations, property or condition (financial or otherwise) of the Company or any Guarantor, or (b) the ability of the Company or any Guarantor to perform in any material respect any material obligations under any Loan Document to which it is a party.

“Material Non-Domestic Subsidiary” shall mean any Non-Domestic Subsidiary which has total assets in excess of $1,000,000.

“Non-Defaulting Lender” shall have the meaning set forth in Section 3.13 hereof.

“Non-Domestic Subsidiary” shall mean any Subsidiary of the Company or any Guarantor which is not a Domestic Subsidiary.

“Non-Excluded Taxes” shall have the meaning set forth in Section 3.09 hereof.

“Notes” shall mean, collectively, the Revolving Credit Notes.

“Obligations” shall mean all obligations, liabilities and indebtedness of the Company and the Guarantors to the Lenders, the Issuing Lender and the Administrative Agent, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, all obligations, liabilities and indebtedness of the Company and the Guarantors arising under this Agreement, the Notes or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, obligations under any Hedging Agreement, and all fees, costs, expenses and indemnity obligations of the Company and the Guarantors hereunder or under any other Loan Document (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that, but for the filing of  petition in bankruptcy with respect to the Company or any Guarantor, would accrue on such obligations, whether or not a claim is allowed against the Company or such Guarantor for such interest in the related bankruptcy proceeding.

“Participant” shall have the meaning set forth in Section 10.05 hereof.

“Payment Office” shall mean the Administrative Agent’s office located at 730 Veterans Memorial Highway, Hauppauge, New York 11788, or such other office hereinafter designated by the Administrative Agent as its Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean (x) any acquisition (whether by merger or otherwise) (including, for the avoidance of doubt, any acquisition effected by a merger, consolidation or share exchange pursuant to which the Company is party but is not the continuing or surviving Person (hereinafter referred to as a “Permitted Reverse Acquisition”) so long as (i) the holders of all classes of common equity of the Company immediately prior to any such acquisition own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving Person (or the parent thereof) immediately after such acquisition is consummated (for purposes of making this determination any options, convertible securities or other instruments of the surviving entity which are convertible into common equity of the surviving Person shall be deemed to have been so converted), (ii) the Company executes and causes the surviving Person to execute any and all such documentation related to the Loan Documents as are reasonably requested by the Administrative Agent to confirm the continued validity of the Loan Documents and Liens in favor of the Administrative Agent and the Lenders (including, but not limited to, delivery of a legal opinion confirming that the Loan Documents are valid and binding obligations of any Person which is the surviving Person of a Permitted Reverse Acquisition), (iii) agrees to reimburse the Administrative Agent for its reasonable out of pocket costs and expenses incurred in connection with the Permitted Reverse Acquisition, (iv) the Permitted Reverse Acquisition does not result in a Change of Control, (v) the individuals who, immediately prior to the consummation of the Permitted Reverse Acquisition, constitute a majority of the Board of Directors of the Company, shall continue to constitute a majority of the Board of Directors after giving effect to the consummation of the Permitted Reverse Acquisition and (vi) the continuing or surviving Person is organized in the state of Delaware by the Company or any Guarantor of 50% or more of the outstanding capital stock, membership interests, partnership interests or other similar ownership interests of a Person which is engaged in a line of business similar to the business (or reasonable extensions thereof or incidental thereto) of the Company or such Guarantor, whether by merger or otherwise, or (y) the purchase of all or substantially all of the assets owned by a Person or the purchase of a division, business unit or product line of a Person; provided in each case of (x) and (y), (a) the Lenders shall have received, simultaneously with the closing of such Permitted Acquisition, those documents required to be delivered pursuant to Section 6.12 hereof; (b) the Lenders shall have received evidence reasonably satisfactory to them that the shares or other interests in the Person, or the assets of the Person, which is the subject of the Permitted Acquisition are, or will promptly following the closing of such Permitted Acquisition be, free and clear of all Liens, except Permitted Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under federal and state securities laws and regulations generally; (c) the Lenders shall have received not less than five (5) Business Days preceding the closing of such Permitted Acquisition, the material documentation governing the proposed acquisition, including, without limitation, the purchase agreement with respect thereto and the documentation evidencing and governing the terms of any Subordinated Indebtedness permitted pursuant to Section 7.01(i) which is incurred in connection therewith, together with such other additional documentation or information with respect to the proposed acquisition as the Lenders may reasonably require; (d) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur after giving effect to the acquisition on a pro forma basis and, prior to the closing of any such acquisition, the Lenders shall have received projections and pro forma financial statements showing that no Default or Event of Default is reasonably likely to occur after giving effect to and as a result of such acquisition; (e) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii)

been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person; (f) prior to the closing of any such acquisition, the Company shall have delivered evidence to the Lenders that, on a pro forma basis, (i) the Company will be in compliance with the financial condition covenants of Section 7.12 hereof upon completion of such acquisition; and (g) the Lenders shall have received at least three (3) years of historical financial statements of such Person, division, business unit or product line (or, if such Person, division, business unit or product line has been in business or existence, as applicable, for less than three (3) years, financial statements for such lesser number of years, or, if no such historical financial statements exist or are available all written information as has been provided to the Company in connection with such acquisition) and a set of projections setting forth in reasonable detail (with those stated assumptions set forth below) the pro forma effect of such acquisition and demonstrating the Company’s ability to comply with all covenants set forth in this Agreement for the four (4) fiscal quarters following the acquisition; (h) not more than [*] Permitted Acquisitions may be consummated during any rolling twelve month period during the term of this Agreement and not more than [*] acquisitions may be consummated prior to the Revolving Credit Commitment Termination Date.  For purposes of determining how many Permitted Acquisitions have been consummated only, Permitted Acquisitions involving an aggregate purchase price (i.e., the sum of (a) cash consideration paid, (b) the aggregate amount of Indebtedness assumed by the Company or any of its Subsidiaries in connection with such acquisition and (c) the maximum amount of any cash “earn-out” to be paid by the Company or its Subsidiaries in connection therewith) of less than [*] shall not be included.  The projections to be delivered hereunder with respect to any Permitted Acquisition shall include and specify the assumptions used to prepare such projections regarding growth of sales, margins on sales and cost savings resulting from such acquisition.

“Permitted Liens” shall mean the Liens specified in clauses (a) through (t) of Section 7.02 hereof.

“Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership, unincorporated trade or business enterprise or Governmental Authority.

“Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which covers, or at any time during the five calendar years preceding the date of this Agreement covered, employees of the Company, any Guarantor or an ERISA Affiliate on account of such employees’ employment by the Company, any Guarantor or an ERISA Affiliate.

__________________________________

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

“Pledge Agreement” shall mean (a) with respect to the Company, the Pledge Agreement substantially in the form attached hereto as Exhibit B-1, (b) with respect to each Guarantor, as applicable, the Pledge Agreement substantially in the form attached hereto as Exhibit B-2, each to be executed and delivered on the Closing Date pursuant to Section 5.01 hereof and, thereafter, by any Guarantor which is the direct holder of capital stock of any Non-Domestic Subsidiary of the Company or any Guarantor who is required to execute the same pursuant to Section 6.12 hereof, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” shall mean the rate per annum announced by the Administrative Agent from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate of interest being charged by the Administrative Agent to any customer.

“Purchasing Lender” shall have the meaning set forth in Section 10.05(c) hereof.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan subject to Title IV of ERISA as to which the 30 day notice requirement has not been waived by the PBGC.

“Required Lenders” shall mean Lenders owed fifty-one percent (51%) of the aggregate unpaid principal amount of the Aggregate Outstandings, or if there are no Aggregate Outstandings, Lenders having fifty-one percent (51%) of the Total Commitments.  Notwithstanding the foregoing, if at any time, there are two or fewer Lenders party to this Agreement, the term “Required Lenders” shall mean all Lenders.

“Reserve Adjusted Libor” shall mean, with respect to the Interest Period pertaining to an Adjusted Libor Loan, a rate per annum equal to the product (rounded upwards to the next higher 1/16 of one percent) of (a) the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such Adjusted Libor Loan which appears on Telerate Page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of the Interest Period of such Adjusted Libor Loan, multiplied by (b) the Eurocurrency Reserve Requirement.

If the rate described in clause (a) above does not appear on the Telerate system on any applicable interest determination date, then the rate described in clause (a) shall be determined by reference to the rate for deposits in Dollars of an amount equal to the amount of the proposed Adjusted Loan for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time) on the date that is three Business Days prior to the beginning of such Interest Period.

If both the Telerate and Reuters system are unavailable, then the rate described in clause (a) for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such applicable Interest Period which are offered by four major banks selected by the Administrative Agent in the London interbank market at approximately 11:00 a.m. (London time) on the day that is three Business Days preceding the first day of such Interest Period.  The principal London office of each of the four major banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate described in clause (a) for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate described in clause (a) for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York, New York at approximately 11:00 a.m. (New York, New York time) on the day that is three Business Days preceding the first day of such Interest Period.  In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that Reserve Adjusted Libor pursuant to an Adjusted Libor Loan cannot be determined.

“Revolver Increase” shall have the meaning set forth in Section 2.04 hereof.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Company and to acquire participations in Letters of Credit issued hereunder, in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on the signature pages hereof under the caption Revolving Credit Commitment, as such amounts may be adjusted in accordance with the terms of this Agreement.

“Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment to extend Revolving Credit Loans shall terminate as provided herein.

“Revolving Credit Commitment Termination Date” shall mean June 24, 2012; provided, however, that the Revolving Credit Commitment Termination Date shall be extended to June 24, 2014 at the request of the Company and the approval of the Administrative Agent and all the Lenders (it being acknowledged and agreed that neither the Administrative Agent nor any Lender has agreed to approve any such extension and shall approve or disapprove any such request in its sole and absolute discretion based upon, among other things, its own analysis of the business, operations and financial condition of the Company and then prevailing market conditions).

“Revolving Credit Loans” shall have the meaning set forth in Section 2.01(a) hereof.

“Revolving Credit Notes” shall have the meaning set forth in Section 2.02 hereof.

“Sale and Leaseback Transaction” shall have the meaning set forth in Section 7.08 hereof.

“Section 2.04 New Lender” shall have the meaning set forth in Section 2.04 hereof.

“Segment Level Basis” shall mean, with respect to consolidating statements of cash flows delivered by the Company pursuant to Sections 6.03(a) and (b) hereof, cash flow statements prepared on a pro forma basis, consistent with the methodology currently used by the Company to prepare consolidating statements of cash flows, which presentation may not be in conformity with GAAP.

“Solvent” shall mean with respect to any Person as of the date of determination thereof that (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured in accordance with their terms (including, without limitation, terms related to default or acceleration), (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature in each case after giving effect to any right of indemnification and contribution of such Person from or to any Affiliate.

“Standby LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Standby Letter of Credit.

“Standby LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time, plus (b) the aggregate amount of all Standby LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.

“Standby Letter of Credit” shall mean any letter of credit issued to support an obligation of a Person and which may be drawn on only upon the failure of such Person to perform such obligation or other contingency.

“Standby Letter of Credit Commitment” shall mean the obligation of the Issuing Lender to issue Standby Letters of Credit on the terms herein described in an aggregate amount up to $25,000,000.

“Subordinated Indebtedness” or “Subordinated Debt” means Indebtedness of the Borrower, any Guarantor or any other Person that will become a Guarantor pursuant to a Permitted Acquisition or a Permitted Reverse Acquisition, that is subordinated in right of payment and performance to the Revolving Credit Notes.

“Subsidiaries” shall mean with respect to any Person any corporation, association or other business entity 50% or more of the voting stock or other ownership interests (including, without limitation, membership interests in a limited liability company) of which is, at the time, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

“Telerate Page 3750” shall mean the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for Dollar deposits).  Each Reserve Adjusted Libor rate based on the rate displayed on Telerate Page 3750 shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

“Total Commitment” shall mean, at any time, the aggregate of the Commitments in effect at such time which, initially, shall be $100,000,000.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate of the Revolving Credit Commitments in effect at such time, which, initially shall be $100,000,000.

“Type” shall mean as to any Loan its status as an Alternate Base Rate Loan or an Adjusted Libor Loan.

“UCP” shall mean the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500 or any successor publication thereof.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA or Section 412 of the Code shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unused Fee Rate” shall be the rate specified under the heading “Unused Fee Rate” in the definition of Applicable Margin.

SECTION 1.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.  Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles.  The term “including” shall not be limited or exclusive, unless specifically indicated to the contrary.  The word “will” shall be construed to have the same meaning in effect as the word “shall”.  The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto and any amendments thereof, all of which are by this reference incorporated into this Agreement.

ARTICLE II
LOANS

SECTION 2.01. Revolving Credit Loans.

(a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, each Lender severally agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Company from time to time during the Revolving Credit Commitment Period up to, but not exceeding, at any one time outstanding the amount of its Revolving Credit Commitment; provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan, Aggregate Outstandings would exceed the Total Revolving Credit Commitment in effect at such time.  During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow Revolving Credit Loans on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein.  The Revolving Credit Loans may be (i) Adjusted Libor Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof.

(b) The Company shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days prior to the date of each proposed Adjusted Libor Loan under this Section 2.01 or prior to 11:00 a.m. New York, New York time on the date of each proposed Alternate Base Rate Loan under this Section 2.01.  Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the initial Interest Period if an Adjusted Libor Loan, (iii) the proposed Borrowing Date and (iv) the account number into which the proceeds of such Loan shall be deposited.  Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof.  Except for borrowings which utilize the full remaining amount of the Total Revolving Credit Commitment, each borrowing of a Alternate Base Rate Loan shall be in an amount not less than $1,000,000 or, if greater, whole multiples of $100,000 in excess thereof.  Each borrowing of an Adjusted Libor Loan shall be in an amount not less than $1,000,000 or whole multiples of $100,000 in excess thereof.  Funding of all Revolving Credit Loans shall be made in accordance with Section 3.11 of this Agreement.

(c) The Company shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent, to terminate the Total Revolving Credit Commitment or from time to time to permanently reduce the amount of the Total Revolving Credit Commitment; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any payments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Outstandings would exceed the Total Revolving Credit Commitment as then reduced; provided, further, that any such termination or reduction requiring prepayment of any Adjusted Libor Loan shall be made only on the last day of the Interest Period with respect thereto or on the date of payment in full of all amounts owing pursuant to Section 3.08 hereof as a result of such termination or reduction.  The Administrative Agent shall promptly notify each Lender of each notice from the Company to terminate or permanently reduce the amount of the Total Revolving Credit Commitment pursuant to this Section 2.01(c).  Any such reduction shall be in the amount of $1,000,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Total Revolving Credit Commitment then in effect and shall reduce each Lender’s Commitments on a pro rata basis.

(d) The several agreement of the Lenders to make Revolving Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Commitment Termination Date.  Upon such termination, the Company shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.

SECTION 2.02. Revolving Credit Note.  The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Company (individually a “Revolving Credit Note” and, collectively, the “Revolving Credit Notes”), substantially in the form attached hereto as Exhibit A, each appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment of such Lender.  Each Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01 hereof.  Each Lender is authorized to record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan in such Lender’s records or on the grid schedule annexed to the Revolving Credit Note; provided, however, that the failure of a Lender to set forth each such Revolving Credit Loan, payment and other information shall not in any manner affect the obligation of the Company to repay each Revolving Credit Loan made by such Lender in accordance with the terms of its Revolving Credit Note and this Agreement.  The Revolving Credit Note, the grid schedule and the books and records of each Lender shall constitute presumptive evidence of the information so recorded absent demonstrable error.

SECTION 2.03. Letters of Credit.

(a) Generally.  Subject to the terms and conditions set forth in this Agreement, upon the written request of a Letter of Credit Party in accordance herewith, the Issuing Lender shall issue at any time during the Revolving Credit Commitment Period with pro rata participation by all of the Lenders in accordance with their respective Commitment Proportions for the account of such Letter of Credit Party (i) Commercial Letters of Credit in an

aggregate amount not to exceed the Commercial Letter of Credit Commitment and (ii) Standby Letters of Credit, in an aggregate amount not to exceed the Standby Letter of Credit Commitment.  Notwithstanding the foregoing, no Letter of Credit shall be issued if, after giving effect to the same, the Aggregate Outstandings would exceed the Total Revolving Credit Commitment.  The Company agrees that it shall be jointly and severally obligated with any other Letter of Credit Party for all Letters of Credit issued by the Issuing Lender hereunder regardless of whether the Company is the named account party for such Letter of Credit.  Notwithstanding anything contained herein to the contrary, the Issuing Lender shall be under no obligation to issue a Letter of Credit, if any order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin, restrict or restrain the Issuing Lender  in any respect relating to the issuance of such Letter of Credit or a similar letter of credit, or any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit or direct the Issuing Lender in any respect relating to the issuance of such Letter of Credit or similar letter of credit, or shall impose upon the Issuing Lender with respect to any Letter of Credit any restrictions, any reserve or capital requirement or any loss, cost or expense not reimbursed by the Company and/or the applicable Letter of Credit Party to the Issuing Lender.  Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Issuing Lender by no later than 12:00 noon, New York, New York time, on the day which is at least two Business Days prior to the proposed date of issuance.  Such issuance shall occur by no later than 5:00 p.m. on the proposed date of issuance or creation (assuming proper prior notice as aforesaid).  Subject to the terms and conditions contained herein, the expiry date, the type of Letter of Credit (i.e., Commercial Letter of Credit or Standby Letter of Credit) and the amount and beneficiary of the Letters of Credit will be as designated by the applicable Letter of Credit Party.  The Issuing Lender shall notify the Administrative Agent and the Lenders quarterly of the amounts of all Letters of Credit issued hereunder and of any extension, reduction, termination or amendment of any Letter of Credit.  Each Letter of Credit issued by the Issuing Lender hereunder shall identify: (i) the dates of issuance and expiry of such Letter of Credit, (ii) the amount of such Letter of Credit (which shall be a sum certain), (iii) the beneficiary of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Issuing Lender upon drawing thereunder.  The Company and each Letter of Credit Party agree to execute and deliver to the Issuing Lender such further documents and instruments in connection with any Letter of Credit issued hereunder (including without limitation, applications therefor) as the Issuing Lender in accordance with its customary practices may reasonably request.  Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of the date one year after the date of the issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension).  Each Standby Letter of Credit shall expire not later than the close of business on the date four years after the date of issuance of such Standby Letter of Credit.  Notwithstanding the foregoing, provided that if the Letter of Credit Party so requests in any Letter of Credit application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has an automatic extension provision which may permit such Standby Letter of Credit to be extended at Issuing Lender’s option for up to one additional year at a time and/or expire after the Commitment Termination Date.  If this Agreement shall terminate, whether upon the Commitment Termination Date or by reason of the occurrence and continuance of an Event of Default or otherwise, the Company shall deposit in an account with the Administrative Agent an amount in cash equal to the Aggregate Letters of Credit Outstanding as of such date plus any accrued and unpaid interest thereon.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts.

(b) Drawings Under Letters of Credit.  The applicable Letter of Credit Party and the Company hereby absolutely and unconditionally promise to pay the Issuing Lender not later than 12:00 noon (New York, New York time) the amount of each drawing under a Letter of Credit if the Company receives notice of such drawing or payment prior to 10:00 a.m., New York, New York time, on the date of such drawing, or if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York, New York time, on the Business Day immediately following the day that the Company receives such notice; provided, however, that if the Company fails to make such payment and no Default or Event of Default then exists or would result therefrom, the Letter of Credit disbursement shall automatically be financed as an Alternate Base Rate Loan in an equivalent amount, and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by such an Alternate Base Rate Loan.  If the Company fails to make such payment when due, the Issuing Lender shall notify each Lender of the amount of the drawing under the applicable Letter of Credit.  Each Lender agrees that on the first Business Day after receipt of such notice, it will immediately make available by no later than 12:00 noon New York, New York time, to the Issuing Lender at its office located at the Payment Office in immediately available funds, its Commitment Proportion of such drawing or payment, provided (i) each Lender’s obligation shall be reduced by its Commitment Proportion of any reimbursement by the Company in respect of any such drawing pursuant to this Section 2.03 and (ii) no Lender shall be required to make payments to the Issuing Lender with respect to a drawing which the Company reimbursed with the proceeds of a Revolving Credit Loan, as contemplated above, if such Lender fully funded its Commitment Proportion of such Revolving Credit Loan in accordance with Section 3.11 hereof.  Any payment made by a Lender pursuant to this Section 2.03(b) to reimburse the Issuing Lender for any drawing under a Letter of Credit (other than an Alternate Base Rate Loan as contemplated above) shall not constitute a Revolving Credit Loan and shall not relieve the Company of its obligation to reimburse the Issuing Lender for such drawing.  Each drawing under a Letter of Credit which is not paid on the same date such drawing is made shall accrue interest, for each day from and including the date of such drawing to but excluding the date that the Company reimburses the Issuing Lender in full for such drawing or payment, at the rate per annum then applicable to Revolving Credit Loans which are Alternate Base Rate Loans; provided, however, that if the Company fails to reimburse such drawing or payment when due pursuant to this paragraph (b), then the Company shall pay to the Issuing Lender interest on the amount of such drawing or payment at the rate per annum set forth in Section 3.01(c) hereof.  Interest accruing pursuant to the preceding sentence shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to this Section 2.03(b) to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.  The Issuing Lender shall promptly notify the Administrative Agent of each drawing under a Letter of Credit.

(c) Letter of Credit Obligations Absolute.

(i) The obligation of the Company and of the relevant Letter of Credit Party to reimburse the Issuing Lender as provided hereunder in respect of drawings under Letters of Credit shall rank pari passu with the obligation of the Company to repay the Revolving Credit Loans hereunder, and shall be absolute and unconditional under any and all circumstances subject to (ii) below.  Without limiting the generality of the foregoing, the obligation of the Company and of the relevant Letter of Credit Party to reimburse the Issuing Lender in respect of drawings under Letters of Credit for which the Issuing Lender has received documents in accordance with the terms hereof shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such drawing or the legality, validity, regularity or enforceability of the Letters of Credit or any related document, even though such document shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and/or the relevant Letter of Credit Party, the beneficiary of any Letter of Credit, or any financial institution or other party to which any Letter of Credit may be transferred.  The Issuing Lender may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of such Letter of Credit or any renewal or extension thereof then in effect, and is in substantial compliance with the terms and conditions of such Letter of Credit.  Furthermore, neither the Issuing Lender nor any of its correspondents nor any Lender shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to be in substantial compliance with the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any Person to note the amount of any draft on the reverse of the Letter of Credit.  The Issuing Lender shall have the right, in its sole discretion, to decline to accept any documents and to decline to making payment under any Letter of Credit if the documents presented are not in strict compliance with the terms of such Letter of Credit.

(ii) Any action, inaction or omission on the part of the Issuing Lender or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Company and the other Letter of Credit Parties and shall not place the Issuing Lender or any of its correspondents or any Lender under any liability to the Company or any other Letter of Credit Party in the absence of (x) gross negligence or willful misconduct by the Issuing Lender or its correspondents or (y) the failure by the Issuing Lender to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit unless the Issuing Lender is prohibited from making such payment pursuant to a court order.  The Issuing Lender’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.  All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the UCP.

(d) Obligations of Lenders in Respect of Letters of Credit. Each Lender acknowledges that each Letter of Credit issued by the Issuing Lender pursuant to this Agreement is issued by the Issuing Lender on behalf of and with the ratable participation of all of the Lenders (i.e., in accordance with their respective Commitment Proportions), and each Lender agrees to make the payments required by Section 2.03(b) above and agrees to be responsible for its pro rata share of all liabilities incurred by the Issuing Lender with respect to each Letter of Credit issued, established, opened or extended by the Issuing Lender pursuant to this Agreement for the account of the Company.  Each Lender agrees with the Issuing Lender and the other Lenders that its obligation to make the payments required by Section 2.03(b) above shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Issuing Lender) occurring before or after the making of any payment by the Issuing Lender pursuant to any Letter of Credit, including, without limitation: (i) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein; (ii) the existence of any Default or Event of Default; or (iii) any change of any kind whatsoever in the financial position or creditworthiness of the Company.

(e) Replacement of the Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.04 hereof.  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued prior to such replacement, but shall not be required to issue additional Letters of Credit.

(f) Letters of Credit Issued for Guarantors.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Letter of Credit Party other than the Company, the Company shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of any other Letter of Credit Party inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such other Letter of Credit Parties.

(g) Existing Letters of Credit.  The Company and the Lenders agree that, from and after the Closing Date, subject to the satisfaction of the conditions precedent to the initial extension of credit hereunder as set forth in Section 5.01 hereof, the Existing Letters of Credit shall be Letters of Credit for purposes of this Agreement.

SECTION 2.04. Increase of the Maximum Revolving Credit Amount by the Company.

(a) The Company may at any time, but only two (2) times during the term of this Agreement, by written notice to the Administrative Agent, request that the Administrative Agent increase the maximum Revolving Credit Commitments (the “Revolver Increase”) by an amount not to exceed $50,000,000 in the aggregate by adding one or more new lenders (which may include any existing Lender desiring to increase its Revolving Credit Commitment) as Lenders under this Agreement (each, a “Section 2.04 New Lender”) who wish to participate in the Revolver Increase; provided, however, that each then existing Non-Defaulting Lender agrees to the Revolver Increase pursuant to Section 10.04 hereof and provided, further, that (w) each Revolver Increase shall be in a minimum amount of $20,000,000, (x) no Default or Event of

Default shall have occurred and be continuing as of the date of such request or as of the effective date of the Revolver Increase (the “Increase Date”) or shall occur as a result thereof, (y) any Section 2.04 New Lender that becomes party to this Agreement pursuant to this Section 2.04 shall satisfy the requirements of Section 10.05 hereof and shall be reasonably acceptable to the Administrative Agent and consented to by the Company and each then existing Non-Defaulting Lender hereunder and (z) the other conditions set forth in this Section 2.04 are satisfied.

(b) On each Increase Date, each Section 2.04 New Lender that has chosen to participate in the Revolver Increase shall, subject to the conditions set forth in Section 2.04(a), become a Lender party to this Agreement as of the Increase Date and shall have a Revolving Credit Commitment in an amount equal to its share of the Revolver Increase (and its Commitment Proportion shall be equal to the percentage equivalent of a fraction the numerator of which shall be the Revolving Credit Commitment of such Section 2.04 New Lender and the denominator of which shall be the Revolving Credit Commitment of all Lenders after giving effect to the Revolver Increase); provided, however, that (y) the Administrative Agent shall have received from the Company payment of any fees and/or expenses then due with respect to the Revolver Increase and the Administrative Agent shall have received from the Company payment of all out of pocket costs and expenses incurred by the Administrative Agent in connection with the Revolver Increase and (z) the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:

(i) an assumption agreement from each Section 2.04 New Lender participating in the Revolver Increase, if any, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by such Section 2.04 New Lender, the Administrative Agent and the Company;

(ii) a certificate of the Company certifying that no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the Revolver Increase;

(iii) a certificate of the Company certifying that the representations and warranties made by the Company herein and in the other Loan Documents are true and complete in all material respects with the same force and effect as if made on and as of such date (or, to the extent any such representation or warranty specifically relates to an earlier date, such representation or warranty is true and complete in all material respects as of such earlier date);

(iv) supplements or modifications to this Agreement and the other Loan Documents, including any new Revolving Credit Notes to Section 2.04 New Lenders, that the Administrative Agent reasonably deems necessary in order to document the Revolver Increase and otherwise assure and give effect to the rights of the Administrative Agent and the Lenders in this Agreement and the other Loan Documents; and

(v) such other documents, instruments and information as the Administrative Agent shall reasonably deem necessary in connection with the Revolver Increase.

(c) On the Increase Date, upon fulfillment of the conditions set forth in this Section 2.04, the Administrative Agent shall (i) effect a settlement of all the Aggregate Outstandings among the Lenders that will reflect the adjustments to the Revolving Credit

Commitments and Commitment Proportion of the Lenders as a result of the Revolver Increase and (ii) notify the Lenders, any Section 2.04 New Lenders participating in the Revolver Increase and the Company, on or before noon (New York time), by telecopier or e-mail, of the occurrence of the Revolver Increase to be effected on the Increase Date.

ARTICLE III
PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT;
FEES AND PAYMENTS

SECTION 3.01. Interest Rate; Continuation and Conversion of Loans.

(a) Each Alternate Base Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Each Adjusted Libor Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of a Default or an Event of Default the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (d) below) shall, at the option of the Required Lenders, bear interest payable on demand at a rate of interest [*] per annum in excess of the interest rate otherwise then in effect.

(d) If the Company shall default in the payment of the principal of or interest on any portion of any Loan or any other amount becoming due hereunder, whether with respect to reimbursement of drawings under Letters of Credit, interest, fees, expenses or otherwise, the Company shall pay interest on such default amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of [*] per annum in excess of the rate otherwise in effect or, if no rate is in effect, [*] per annum in excess of the Alternate Base Rate.

(e) The Company may elect from time to time to convert outstanding Loans from Adjusted Libor Loans to Alternate Base Rate Loans by giving the Administrative Agent at least three Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Adjusted Libor Loans shall only be made on the last day of an Interest Period with respect thereto or upon the date of payment in full of any amounts owing pursuant to Section 3.08 hereof as a result of such conversion.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  The Company may elect from time to time to convert outstanding Loans from Alternate Base Rate Loans to Adjusted Libor

__________________________________

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

Loans by giving the Administrative Agent irrevocable written notice of such election not later than 11:00 a.m. New York, New York time, three Business Days prior to the date of the proposed conversion.  Upon receipt of such notice the Administrative Agent shall promptly notify the Administrative Agent and each Lender thereof.  All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that each conversion shall be in the principal amount of 1,000,000 or whole multiples of $100,000 in excess thereof, and further provided that no Default or Event of Default shall have occurred and be continuing.  Any conversion to or from Adjusted Libor Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Adjusted Libor Loans having the same Interest Period shall not be less than $1,000,000.

(f) Any Adjusted Libor Loan in a minimum principal amount of $1,000,000 may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in the definition of Interest Period; provided, that no Adjusted Libor Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Alternate Base Rate Loan on the last day of the Interest Period in effect when the Administrative Agent is notified, or otherwise has actual knowledge, of such Default or Event of Default.

(g) If the Company shall fail to select the duration of any Interest Period for any Adjusted Libor Loan in accordance with the definition of “Interest Period” set forth in Section 1.01 hereof, the Company shall be deemed to have selected an Interest Period of one month.

(h) No Loan may be converted to or continued as an Adjusted Libor Loan with an Interest Period that extends beyond the Revolving Credit Commitment Termination Date.

(i) Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Company to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company.

(j) Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis of a year of 360 days and shall be payable for the actual days elapsed.  Any rate of interest on the Loans or other Obligations which is computed on the basis of the Prime Rate shall change when and as the Prime Rate changes in accordance with the definition thereof.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall, absent demonstrable error, be conclusive and binding for all purposes.

SECTION 3.02. Use of Proceeds.  The proceeds of the Revolving Credit Loans shall be used for general working capital purposes, to fund capital expenditures, to finance Permitted Acquisitions and other corporate purposes.  Letters of Credit shall be issued by the Issuing Lender for the account of the Company or any other Letter of Credit Party and shall be issued, for purposes in connection with, and in the ordinary course of, the business of the Company and its Subsidiaries consistent with historical purposes of the Company and its Subsidiaries prior to the date hereof.

SECTION 3.03. Prepayments.

(a) Voluntary.  The Company may, at any time and from time to time, prepay the then outstanding Loans, in whole or in part, without premium or penalty, except as provided in Section 3.08 hereof, upon written notice to the Administrative Agent (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days before the date of prepayment with respect to prepayments of Adjusted Libor Loans, or 11:00 a.m. New York, New York time on the date of prepayment with respect to Alternate Base Rate Loans.  Each notice shall be irrevocable and shall specify the date and amount of prepayment and whether such prepayment is of Adjusted Libor Loans or Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount of prepayment allocable to each and the account number of the Company to be charged for such payment.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof.  If such notice is given, the Company shall make such prepayment, and the amount specified in such notice shall be due and payable, on the date specified therein.  Each partial prepayment pursuant to this Section 3.03 hereof shall be in a principal amount of not less than $1,000,000 or whole multiples of $100,000 in excess thereof, unless the aggregate outstanding principal balance of Loans is less than $1,000,000 in which case such prepayment may be in an amount equal to the then outstanding principal balance.

(b) Mandatory.  To the extent that the Aggregate Outstandings exceeds the Available Revolving Credit Commitment, then the Company shall immediately prepay the Revolving Credit Loans to the extent necessary to eliminate such excess.  To the extent that such prepayments are insufficient to eliminate such excess, the Company shall pledge to the Administrative Agent for the ratable benefit of the Lenders, Cash Collateral in an amount equal to the amount of such excess, which Cash Collateral shall secure the reimbursement obligations of the Company with respect to drawings under Letters of Credit.

(c) General Provisions Applicable to Prepayment.  Unless otherwise directed by the Company pursuant to Section 3.03(a) hereof, partial prepayments of any Loan shall be applied first to outstanding Alternate Base Rate Loans and then to Adjusted Libor Loans having the shortest remaining Interest Periods.

SECTION 3.04. Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of, and pro rata distribution to, each Lender a commitment fee on the average daily unused portion of the Total Revolving Credit Commitment from the date of this Agreement until the Revolving Credit Commitment Termination Date at a rate per annum equal to the Unused Fee Rate, based on a year of 360 days, payable in arrears on the last day of March, June, September, and December of each year commencing June 30, 2009, on the Revolving Credit Commitment Termination Date and on each date the Revolving Credit Commitment is permanently reduced in whole or in part.

(b) The Company shall pay to the Administrative Agent for the account of, and pro rata distribution to, the Lenders a commission with respect to the Lenders’ participation in Standby Letters of Credit equal to the then applicable Adjusted Libor Rate Margin for Adjusted Libor Loans multiplied by the average daily amount of the Standby LC Exposure during the period from and including the Closing Date but excluding the later of (a) the Revolving Credit Commitment Termination Date and (b) the date on which such Lender ceases to have any Standby LC Exposure. Such commissions with respect to Standby Letters of Credit shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing June 30, 2009; provided that all such fees shall be payable on the date on which the Total Commitment terminates and any such fees accruing after the date on which the Total Commitment terminates shall be payable on demand.  All commissions with respect to Standby Letters of Credit shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.

(c) The Company shall pay to the Administrative Agent for the account of, and pro rata distribution to each Lender, a payment fee equal to [*] of the stated amount of each Commercial Letter of Credit upon payment by the Issuing Lender of such Commercial Letter of Credit.

(d) The Company shall pay Administrative Agent, for its own account, customary administrative, amendment, transfer and other fees as the Administrative Agent customarily charges in connection with any Letter of Credit issued hereunder.

(e) The Company shall pay to the Administrative Agent, on the Closing Date, an origination fee of [*], for the account of, and pro rata distribution to, the Lenders.

__________________________________

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

(f) In addition, the Company shall pay to the Administrative Agent for its own account such fees as are set forth in a separate fee letter, dated June 24, 2009, provided by the Administrative Agent to the Company.

SECTION 3.05. Inability to Determine Interest Rate.  In the event that the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Company, absent demonstrable error) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) hereof for any requested Interest Period with respect to (a) the making of an Adjusted Libor Loan, (b) an Adjusted Libor Loan that will result from the requested conversion of an Alternate Base Rate Loan into an Adjusted Libor Loan or (c) the continuation of an Adjusted Libor Loan beyond the expiration of the then current Interest Period with respect thereto, the Administrative Agent shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Company and each Lender of such determination.  Until the Administrative Agent notifies the Company that the circumstances giving rise to the suspension described herein no longer exist (which notice shall be given promptly after the Administrative Agent has knowledge thereof), the Company shall not have the right to request or continue an Adjusted Libor Loan or to convert an Alternate Base Rate Loan to an Adjusted Libor Loan.

SECTION 3.06. Illegality. Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof, in each case, on or after the Closing Date, shall make it unlawful for any Lender to make or maintain Adjusted Libor Loans as contemplated by this Agreement, such Lender shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, to the Administrative Agent, which notice the Administrative Agent shall promptly transmit to the Company and the other Lenders and (a) the commitment of such Lender to make and to allow conversion to or continuations of Adjusted Libor Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as Adjusted Libor Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the next succeeding last day of each Interest Period applicable to such Adjusted Libor Loans or within such earlier period as may be required by law.  The Company shall pay to such Lender, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.  Each affected Lender shall promptly notify the Administrative Agent of the cessation of any such illegality.

SECTION 3.07. Increased Costs.

(a) In the event that any introduction of or change in, on or after the Closing Date, any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other Governmental Authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

(i) shall subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loan or any Letter of Credit or change the basis of taxation of payments to such Lender or the Issuing Lender of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of such Lender or the Issuing Lender or Lending Office of such Lender or the Issuing Lender and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Lending Office or the Issuing Lender’s Lending Office is located, or by any jurisdiction in which such Lender is organized, has its principal office or is managed and controlled); or

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender or the Issuing Lender; or

(iii) shall impose on any Lender or the Issuing Lender any other condition, or change therein;

and the result of any of the foregoing is to increase the cost (other than for taxes, which are the subject of Section 3.09) to such Lender or the Issuing Lender of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which such Lender or the Issuing Lender deems material, then, in any such case, the Company shall pay such Lender or the Issuing Lender, upon written demand, such additional amount or amounts as will compensate such Lender for such increased costs or reduction.

(b) If, on or after the Closing Date, any Lender or the Issuing Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or the Issuing Lender (or any Lending Office of any Lender or the Issuing Lender) or any Lender’s or the Issuing Lender’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, the Company shall pay to such Lender or the Issuing Lender the additional amount or amounts as will compensate such Lender or such Lender’s or the Issuing Lender’s holding company for such reduction.  Such Lender’s or the Issuing Lender’s determination of such amounts shall be conclusive and binding on the Company absent demonstrable error.

(c) A certificate of a Lender setting forth the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) hereof shall be conclusive absent demonstrable error.  The Company shall pay such Lender or the Issuing Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) In the event any Lender or the Issuing Lender shall be entitled to compensation pursuant to Section 3.07(a) or Section 3.07(b) hereof, it shall promptly notify the Administrative Agent and the Company of the event by reason of which it has become so entitled; provided, however, no failure on the part of any Lender or the Issuing Lender to demand compensation under clause (a) or clause (b) above on one occasion shall constitute a waiver of its right to demand compensation on any other occasion.

(e) Notwithstanding anything herein to the contrary in Section 3.07(a) or Section 3.07(b), the Company shall only be required to compensate a Lender in respect of any such increased costs or reduction in rate of return occurring after such time as such Lender becomes a party to this Agreement.

SECTION 3.08. Indemnity. The Company agrees to indemnify each Lender and to hold each Lender harmless from any actual loss, cost or expense which such Lender may sustain or incur, including, without limitation, interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain Adjusted Libor Loans hereunder, as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Adjusted Libor Loan, (b) default by the Company to accept or make a borrowing of an Adjusted Libor Loan or a conversion into or continuation of an Adjusted Libor Loan after the Company has requested such borrowing, conversion or continuation, (c) default by the Company in making any prepayment of any Adjusted Libor Loan after the Company gives a notice in accordance with Section 3.03 hereof and/or (d) the making of any payment or prepayment (whether mandatory or optional) of an Adjusted Libor Loan or the making of any conversion of an Adjusted Libor Loan to an Alternate Base Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto.  A certificate of a Lender setting forth such amounts shall be conclusive absent demonstrable error.  The Company shall pay such Lender the amount shown as due on any certificate within 30 days after receipt thereof.

SECTION 3.09. Taxes.

(a) All payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes (imposed in lieu of income taxes) imposed on the Administrative Agent, the Issuing Lender or a Lender as a result of a present, former or future connection between the jurisdiction of the government or the taxing authority imposing such tax and such Administrative Agent, Issuing Lender or Lender or the Lending Office of such Administrative Agent, Issuing Lender or Lender (excluding a connection arising solely from such Administrative Agent, Issuing Lender or Lender having executed this Agreement, the Notes or the Loan Documents) or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Non-Excluded Taxes”).  If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Issuing Lender or any Lender hereunder, or under the Notes, the amount so payable to the Administrative Agent, the Issuing Lender or such Lender shall be increased to the extent necessary to yield to such Administrative Agent, the Issuing Lender or such Lender (after payment of all Non-Excluded Taxes and free and clear of all liability in respect of such Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes, provided, however, that, notwithstanding anything to the contrary in this or the preceding sentence, the Company shall not be required to increase any such amounts payable to any Lender, and shall be entitled to reduce the amount of any payment made by the Company under this Agreement by the amount of Non-Excluded Taxes withheld from that payment, with respect to any Non-Excluded Taxes (i) that are United States withholding taxes imposed (or branch profits taxes imposed) on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this Section 3.09(a), or (ii) that are imposed as a result of any event occurring after the Lender becomes a Lender other than a change in law or regulation or the introduction of any law or regulation or a change in interpretation or administration of any law. Whenever any Non-Excluded Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Administrative Agent for its own account or for the account of the Issuing Lender or such Lender, as the case may be, a certified copy of an original official receipt showing, or other proof reasonably satisfactory to the Administrative Agent of, payment thereof.  If the Company fails to pay Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent, the Issuing Lender and the Lenders for any incremental taxes, interest or penalties that may become payable by such Administrative Agent, the Issuing Lender or such Lender as a result of any such failure together with any expenses payable by such Administrative Agent, the Issuing Lender or such Lender in connection therewith; provided that the Administrative Agent, Issuing Lender or Lender has provided the Company with notice thereof as required by Section 10.01, accompanied by a demand for payment.

(b) If a Lender or the Administrative Agent becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of any Non-Excluded Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.09, it promptly shall notify the Company in writing of the availability of such refund claim and shall make a timely claim to such taxation authority for such refund at the Company’s expense.  If a Lender or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) or a permanent net tax benefit in respect of any Non-Excluded Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.09, it shall within 30 days from the date of such receipt pay over the amount of such refund or permanent net tax benefit to the Company, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Company, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Company (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority or loses such net tax benefit.

(c) Any Issuing Lender or Lender that is organized under the laws of a jurisdiction other than the United States or a state thereof (a “Foreign Lender”) and that is entitled to an exemption from or reduction of withholding tax under the laws of the United States or under any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit those payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not that Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which that Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), but only to the extent that the Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that the Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of  Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

SECTION 3.10. Pro Rata Treatment and Payments.  (a) Each borrowing by the Company from the Lenders, each conversion of a Loan pursuant to Section 3.01(e) hereof or continuation of a Loan pursuant to Section 3.01(f) hereof, each payment by the Company on account of any fee (other than with respect to fees which are expressly payable to the Administrative Agent or the Issuing Lender for its own account), reimbursements by the Company to the Issuing Lender with respect to drawings under Letters of Credit pursuant to Section 2.03 hereof, and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the respective relevant Commitment Proportions of the Lenders.  Each payment (including each prepayment) by the Company on account of principal of and interest on each Loan shall be made pro rata according to the respective outstanding principal amounts of such Loans held by each Lender.  All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders (except as specified above), at the Payment Office of the Administrative

Agent in Dollars in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds by wire transfer of each Lender’s portion of such payment to such Lender for the account of its Lending Office.  The Administrative Agent may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to the Company’s accounts at the Payment Office or other office of the Administrative Agent.  The Issuing Lender may, in its sole discretion, directly charge reimbursement obligations with respect to Letters of Credit to the Company’s accounts at any office of the Issuing Lender.  Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.11. Funding and Disbursement of Loans.

(a) Each Lender shall make each Loan to be made by it hereunder available to the Administrative Agent at the Payment Office for the account of such office and the Administrative Agent by 1:00 p.m. New York, New York time on the Borrowing Date in Dollars in immediately available funds.  Unless any applicable condition specified in Article V has not been satisfied, the amount so received by the Administrative Agent will be made available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds as received by the Administrative Agent; provided, however, that if the proceeds of any Loan or any portion thereof are to be used to prepay outstanding Loans or Letter of Credit obligations, then the Administrative Agent shall apply such proceeds for such purpose to the extent necessary and credit the balance, if any, to the Company’s account.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a proposed Borrowing Date that such Lender will not make the amount which would constitute its Commitment Proportion of the borrowing on such Borrowing Date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.  If such amount is not made available to the Administrative Agent until a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand interest on such Lender’s Commitment Proportion of such borrowing at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation during such period, from and including such Borrowing Date to the date on which such Lender’s Commitment Proportion of such borrowing shall have become immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts due pursuant to this Section 3.11(b) shall be conclusive absent demonstrable error.  Nothing herein shall be deemed to relieve any Lender from its obligations to fulfill its commitment hereunder or to prejudice any right which the Company may have against any Lender as a result of any default by such Lender hereunder.

SECTION 3.12. Change of Lending Office; Removal of Lender.  Each Lender agrees that (i) if it makes any demand for, or there has been any, payment under Section 3.07 or 3.09, or if any adoption or change of the type described in Section 3.07 or 3.09 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Company to make payments under Section 3.07 or 3.09, or would eliminate or reduce the effect of any adoption or change described in Section 3.07 or 3.09 or (ii) if such Lender (x) is unable to designate a different lending office which would result in Section 3.07 or 3.09 no longer being applicable to such Lender, (y) has refused to consent to a proposed change, waiver, discharge or release with respect to this Agreement or any other Loan Document which has been approved in accordance with Section 10.04 and, in the case of this clause (y), no Event of Default then exists or (z) is a Defaulting Lender, it will, upon at least 5 Business Days' notice from the Company to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 10.05, to one or more assignees designated by the Company in consultation with the Administrative Agent all, but not less than all, of such Lender's rights and obligations hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Aggregate Outstandings then owing to such Lender plus any accrued but unpaid interest thereon and any accrued but unpaid utilization fees owing thereto and, in addition, all additional costs and reimbursements and indemnities, if any, owing in respect of such Lender's Commitment hereunder at such time shall be paid to such Lender.

SECTION 3.13. Defaulting Lender.

(a)           Notwithstanding anything to the contrary contained herein, in the event any Lender has become a Defaulting Lender, all rights and obligations hereunder of such Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 3.13 for the Default Period.

(b)           Loans shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Proportions, and no Revolving Credit Commitment of any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any Type of Loans shall be applied to reduce the applicable Loans of each Non-Defaulting Lender pro rata based on the aggregate of the outstanding Loans of that Type of all Lenders at the time of such application; provided, that, the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by the Administrative Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent.  The Administrative Agent may hold and, in its discretion, re-lend to the Company the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)           A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents.  All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Loans outstanding.

(d)           Other than as expressly set forth in this Section 3.13, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Administrative Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 3.13 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Company, The Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)           If any LC Exposure exists at the time a Lender becomes a Defaulting Lender, and provided that if a circumstance described in clause “(e)” of the definition of Defaulting Lender shall occur, such Defaulting Lender shall also fail to comply with its funding obligations hereunder, then:

    (i)    all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Proportions but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lenders’ LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (y) the conditions set forth in Section 5.01 are satisfied at such time;

    (ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent provide Cash Collateral to the Administrative Agent in an amount equal to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above for so long as such LC Exposure is outstanding);

    (iii)    if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.04(b) or (c)  with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

    (iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section, then the fees payable to the Lenders pursuant to Sections 3.04(a), (b) and (c) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Proportions; or

    (v)    if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and the letter of credit fees payable under Section 3.04 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

(f)           In the event the Defaulting Lender is the Administrative Agent, it shall resign as such in accordance with Section 9.08 hereof.

(g)           In the event that the Administrative Agent, the Company, and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Proportion.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans herein provided for, the Company represents and warrants to the Administrative Agent and each Lender that:

SECTION 4.01. Organization, Powers.  Each of the Company, each Guarantor and their respective Subsidiaries (a) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has the requisite corporate, limited partnership or limited liability company power, as applicable, and authority to own its properties and to carry on its business as being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except those jurisdictions in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (d) has the corporate, limited partnership or limited liability company power, as applicable, to execute, deliver and perform each of the Loan Documents to which it is a party, including, without limitation, the power to obtain extensions of credit hereunder and to execute and deliver the Notes.

SECTION 4.02. Authorization of Borrowing, Enforceable Obligations.  The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings and the other extensions of credit to the Company hereunder, and the execution, delivery and performance by each Guarantor of the Loan Documents to which such Guarantor is a party, (a) have been duly authorized by the Company and each Guarantor, as applicable, (b) will not violate or require any consent (other than consents as have been made or obtained and which are in full force and effect or could not reasonably be expected to result in a Material Adverse Effect) under (i) any provision of law applicable to the Company or any Guarantor, any applicable rule or regulation of any Governmental Authority, or the Certificate of Incorporation or By-laws of the Company or the Certificate of Incorporation, By-Laws or other organizational documents, as applicable, of any Guarantor or (ii) any order of any court or other Governmental Authority binding on the Company or any Guarantor or any indenture, agreement or other instrument to which the Company or any Guarantor is a party, or by which the Company or any Guarantor or any of its property is bound (other than a violation which could not reasonably be expected to result in a Material Adverse Effect), and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, of any nature whatsoever upon any of the property or assets of the Company or any Guarantor of the Company other than as contemplated by this Agreement or the other Loan Documents.  This Agreement and each other Loan Document to which the Company or any Guarantor is a party constitutes a legal, valid and binding obligation of the Company and each such Guarantor, as the case may be, enforceable against the Company and each such Guarantor, as the case may be, in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium, insolvency and similar laws affecting creditors’ rights generally or by equitable principles of general application, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03. Financial Condition.

(a) The Company has heretofore furnished to the Administrative Agent (a) the audited Consolidated balance sheet of the Company and its Subsidiaries and the related audited statements of income, retained earnings and cash flow of the Company and its Subsidiaries audited by KPMG, LLP, the Company’s independent registered public accounting firm, for the fiscal year ended July 31, 2008 and (b) the unaudited Consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2009, the related unaudited Consolidated statements of income of the Company and its Subsidiaries for the three and nine-month periods ended April 30, 2009 and the cash flow statement for the nine-month period ended April 30, 2009 (collectively, the “financial statements”).  The financial statements were prepared in conformity with Generally Accepted Accounting Principles and, to the Company’s knowledge, fairly present the consolidated financial position and results of operations of the Company and its Subsidiaries as of the date of such financial statements and for the periods to which they relate and, since the date of such financial statements, except as disclosed in the Company’s Quarterly Report to the Securities and Exchange Commission on Form 10-Q filed June 3, 2009 (the “Latest 10-Q”), no material adverse change in the business, operations or assets or condition (financial or otherwise) of the Company and its Subsidiaries has occurred.  There are no material obligations or material liabilities, contingent or otherwise, of the Company and its Subsidiaries which are not reflected in such financial statements other than obligations incurred in the ordinary course of the Company’s business since the date of such financial statements, disclosed in the Latest 10-Q or specifically disclosed elsewhere in this Agreement or any schedule hereto, subject, however, to normal year-end adjustments with respect to the unaudited financial statements referred to above.

(b) The Company and each of the Guarantors is Solvent.

SECTION 4.04. Taxes.  The Company, each Guarantor and each of their respective Subsidiaries has filed or has caused to be filed all tax returns (foreign, federal, state and local) required to be filed (including, without limitation, with respect to payroll and sales taxes) and the Company, each Guarantor and each of their respective Subsidiaries has paid all taxes (including, without limitation, all payroll and sales taxes), assessments and governmental charges and levies shown thereon to be due, including interest and penalties except taxes, assessments and governmental charges and levies being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with Generally Accepted Accounting

Principles consistently applied shall have been provided on the books of the Company, the Guarantors and their respective Subsidiaries.

SECTION 4.05. Title to Properties.  The Company, each Guarantor and each of their respective Subsidiaries and Affiliates has good title to, or valid leasehold interests in, all of the properties and assets material to its business and reflected on the financial statements referred to in Section 4.03 hereof, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens other than Permitted Liens.

SECTION 4.06. Litigation.  As of the Closing Date, except as otherwise disclosed in the Latest 10-Q, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Company, any Guarantor or any of their respective Subsidiaries), pending, or to the knowledge of the Company, threatened against the Company, any such Guarantor or any such Subsidiary at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the Company, could reasonably be expected to result in a Material Adverse Effect; and (b) neither the Company, any Guarantor nor any of their respective Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.07. Agreements.  Except as listed on Schedule 4.07, neither the Company, any Guarantor nor any of their respective Subsidiaries is a party to any agreement, indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect.  Neither the Company, any Guarantor or any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

SECTION 4.08. Compliance with ERISA.  Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance in all material respects with ERISA; (ii) no Plan is insolvent or in reorganization (as defined in Section 4241 of ERISA), no Plan has an Unfunded Current Liability in the aggregate, and no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; (iii) neither the Company, any Guarantor, any of their respective Subsidiaries nor any ERISA Affiliate has incurred within the last six years any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or reasonably expects to incur any material liability under any of the foregoing Sections on account of the prior termination of participation in or contributions to any such Plan; (iv) no proceedings have been instituted within the last six years to terminate any Plan; (v) to the knowledge of the Company, no condition exists which could reasonably be expected to present a risk to the Company, any Guarantor, any of their respective Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; and (vi) no Lien imposed under the Code or ERISA on the assets of the Company, any

Guarantor, any of their respective Subsidiaries or any ERISA Affiliates exists, or to the knowledge of the Company, is likely to arise on account of any Plan.

SECTION 4.09. Federal Reserve Regulations; Use of Proceeds.

(a) Neither the Company, any Guarantor nor any of their respective Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).

(b) No part of the proceeds of any Loan and no other extension of credit hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, in any case, which violates the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

(c) The proceeds of each Loan, and each other extension of credit hereunder shall be used solely for the purposes permitted under Section 3.02 hereof.

SECTION 4.10. Approvals.  No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement or the other Loan Documents, by the Company or any Guarantor to which it is a party or, with respect to the Company, the borrowings and each other extension of credit hereunder other than registrations, consents and approvals received prior to the Closing Date and disclosed to the Lenders and which are in full force and effect, except for the filing by the Company with the Securities and Exchange Commission of a report which discloses the execution and delivery of this Agreement as required by the Securities and Exchange Act of 1934, as amended.

SECTION 4.11. Subsidiaries and Affiliates.  Attached hereto as Schedule I is a correct and complete list of each of the Company’s and each Guarantor’s Subsidiaries and Affiliates as of the Closing Date showing as to each Subsidiary and Affiliate, its name, the jurisdiction of its incorporation, its shareholders or other owners of an interest in each Subsidiary and Affiliate and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest.

SECTION 4.12. Hazardous Materials.  The Company, each Guarantor and each of their respective Subsidiaries is in compliance with all applicable Environmental Laws and neither the Company, any Guarantor nor any of their respective Subsidiaries has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Company, such Guarantor or any such Subsidiary in any manner which violates any applicable Environmental Law except, in each case, as could not be reasonably expected to result in a Material Adverse Effect.  To the knowledge of the Company, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable

Environmental Law except as could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.13. Investment Company Act.  Neither the Company, any Guarantor nor any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14. Pledge Agreements.  Each Pledge Agreement executed by the Company and each Guarantor, as applicable, shall, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.14 hereto and (ii) upon the taking of possession or control by the Administrative Agent of any collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Pledge Agreement), shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the collateral (other than any intellectual property collateral and such collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

SECTION 4.15. No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 4.16. Permits and Licenses.  Each of the Company, each Guarantor and each of their respective Subsidiaries has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate their respective businesses except those the failure of which to have could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.17. Compliance with Law.  Except as set forth on Schedule 4.17 annexed hereto (and except for those laws, rules and regulations referred to in Sections 4.04, 4.08, 4.12 and 4.13, as to which no additional representation or warranty is made in this Section 4.17), each of the Company, each Guarantor and each of their respective Subsidiaries is each in compliance, with all laws, rules, regulations, orders and decrees which are applicable to the Company, such Guarantor or any such Subsidiary, or to any of their respective properties, which the failure to comply with could reasonably be expected to have a Material Adverse Effect.

SECTION 4.18. Disclosure.  Neither this Agreement, any other Loan Document, nor any other document, certificate or written statement furnished to the Administrative Agent, the Issuing Lender, or any Lender by or on behalf of the Company, any Guarantor or any of their respective Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made as of the date such information is dated or certified, or if not dated or certified, the date of delivery; provided that to the extent any such information, report, financial statement, exhibit or schedule constitutes a forecast or projection, the Company represents and warrants only that on the date of delivery thereof such forecast or projection was prepared in good faith based upon the assumptions stated therein (which assumptions are believed by the Company on the date delivered to the Administrative Agent or a Lender to be reasonable).

SECTION 4.19. Labor Disputes.    As of the Closing Date, neither the business nor the properties of the Company, any Guarantor or any of their respective Subsidiaries are affected by any strike, lockout or other labor dispute which could reasonably be expected to have a Material Adverse Effect.

ARTICLE V
CONDITIONS OF LENDING

SECTION 5.01. Conditions to Initial Extension of Credit.  The obligation of each Lender to make its initial Loan hereunder, and the obligation of the Issuing Lender to issue the initial Letter of Credit, are subject to the following conditions precedent:

(a) Notes.  On or prior to the Closing Date, the Administrative Agent shall have received for the account of each Lender a Revolving Credit Note.

(b) Guaranties.  On or prior to the Closing Date, the Administrative Agent shall have received a Guaranty duly executed by each Guarantor, provided, however, that the Company shall deliver a counterpart for each Lender promptly after the Closing Date.

(c) Pledge Agreements.  On or prior to the Closing Date, the Administrative Agent shall have received the Pledge Agreements duly executed by the Company and Guarantors, as applicable, together with  all stock certificates, if any, evidencing the shares pledged under the Pledge Agreements and the stock powers duly executed in blank by the Company or the Guarantors, as appropriate.

(d) Opinions of Counsel.  On or prior to the Closing Date, the Administrative Agent shall have received a written opinion of Proskauer Rose LLP, substantially in the form of Exhibit E attached hereto, together with such opinions of foreign counsel as the Administrative Agent shall require with respect to the Pledge Agreements with respect to Material Non-Domestic Subsidiaries.

(e) Supporting Documents.  On or prior to the Closing Date, the Administrative Agent shall have received, (i) a certificate of good standing for the Company and each Guarantor from the secretary of state of the states of their organizational jurisdiction dated as of a recent date; (ii) certified copies of the Certificate of Incorporation and By-laws or other organization documents, as applicable, of the Company and each Guarantor; (iii) a certificate of the Secretary or an Assistant Secretary, as applicable, of the Company and each Guarantor dated the Closing Date and certifying: (x) that neither the Certificates of Incorporation nor the By-laws nor applicable governing documents of the Company nor of any Guarantor has been amended since the date of their certification (or if there has been any such amendment, attaching a certified copy thereof); (y) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company and by the board of directors or other governing body or Persons of each Guarantor authorizing the execution, delivery and performance of each Loan Document to which it is a party and, with respect to the Company, the borrowings and other extensions of credit hereunder; and (z) the incumbency and specimen signature of each officer of the Company and of each officer or other authorized Person of each Guarantor executing each Loan Document to which the Company or any Guarantor is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of the Company and each Guarantor as to the incumbency and signature of the Secretary or Assistant Secretary of the Company and each Guarantor; and (iv) such other documents as the Administrative Agent may reasonably request.

(f) Insurance.  On or prior to the Closing Date, the Administrative Agent shall have received a certificate or certificates of insurance from an independent insurance broker or brokers confirming the insurance required to be maintained by the Company and the Guarantors pursuant to Section 6.01 hereof.

(g) Assets Free from Liens.  Prior to the Closing Date, the Administrative Agent shall have received UCC, tax and judgment lien searches, evidencing that the Company’s and each Guarantor’s accounts receivable, inventory, equipment, and all other assets of the Company and each Guarantor, are free and clear of all Liens except (i) Permitted Liens and (ii) liens to be satisfied on the Closing Date pursuant to the terms hereof.

(h) Fees and Expenses.  On or prior to the Closing Date, the Lenders shall have received all fees that may be payable to them pursuant to this Agreement (including any fees payable to the Administrative Agent pursuant to a separate fee letter executed by the Company on the date hereof) and reimbursement of expenses in accordance with Section 10.03(b) hereof.

(i) No Litigation.  There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any court, governmental agency or arbiter that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Consents and Approvals.  All governmental and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Required Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Required Lenders that purports to prevent the consummation of the transactions contemplated by this Agreement or the making of the Loans or the issuance of the Letters of Credit as contemplated hereunder.

(k) No Material Adverse Changes.  There shall not have occurred any material adverse change in the business, operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries or the Company and the Guarantors, taken as a whole, since July 31, 2008, other than as disclosed in any report filed by the Company with the Securities and Exchange Commission after such date.

(l) Officer’s Certificate.  On or prior to the Closing Date, the Administrative Agent shall have received a certificate of a duly authorized officer of the Company, dated the Closing Date, stating that (i) the representations and warranties in Article IV hereof are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default and (ii) the Company is in compliance, on a proforma basis, with the financial covenants described in Section 7.12 hereof after giving effect to the issuance of the Convertible Notes, along with calculations demonstrating the Company’s compliance therewith.

SECTION 5.02. Conditions to Extensions of Credit.  The obligation of each Lender to make each Loan hereunder and the obligation of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, including, without limitation, the initial Loan and initial Letter of Credit, are further subject to the following conditions precedent:

(a) Representations and Warranties.  The representations and warranties by the Company and each Guarantor pursuant to this Agreement and the other Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of such date unless such representation is as of a specific date, in which case, as of such date.

(b) No Default.  No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or on the date of issuance, amendment, renewal or extension of a Letter of Credit or will result after giving effect to the Loan requested or the requested issuance, amendment, renewal or extension of a Letter of Credit.

(c) Letter of Credit Documentation.  With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Issuing Lender shall have received the documents and instruments requested by the Issuing Lender in accordance with Section 2.03(a) hereof.

Each borrowing hereunder and each issuance, amendment or extension of a Letter of Credit shall constitute a representation and warranty of the Company that the statements contained in clauses (a), (b), and (c) of this Section 5.02 are true and correct on and as of the Borrowing Date or as of the date of issuance, amendment, renewal or extension of a Letter of Credit, as applicable, as though such representation and warranty had been made on and as of such date unless, in the case of clause (a), such representation is as of a specific date, in which case, as of such date.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Company covenants and agrees with the Lenders that so long as the Commitments remain in effect, or any of the principal of or interest on the Notes or any other Obligations hereunder (other than contingent reimbursement and indemnification claims in respect of which no claim for payment has been asserted in writing by the Person asserting the right to such payment, exclusive of unreimbursed reimbursement Obligations of any Letter of Credit Party in respect of Letter of Credit disbursements) shall be unpaid it will, and will cause each Guarantor, to:

SECTION 6.01. Existence, Properties, Insurance.  Except as otherwise provided in this Agreement:  do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability company, as applicable, existence, rights and franchises and comply in all material respects with all laws applicable to it; at all times maintain, preserve and protect all franchises, patents, trademarks, trade names and service marks necessary for the operation of its respective business, and preserve all of its property, in each case, material to its business and keep all property in good repair, working order and condition (subject to normal wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted in the ordinary course; at all times preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary for the normal conduct of its business; and at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business.

SECTION 6.02. Payment of Indebtedness and Taxes.

(a) Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable except where (i) the validity or amount thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Company, such Guarantor or such Domestic Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles applied on a consistent basis and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect, and

(b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, as and when due and payable, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien, other than a Permitted Lien, or charge upon such properties or any part thereof; provided, however, that neither the Company, any Guarantor nor any of their respective Subsidiaries shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Company, such Guarantor or such Domestic Affiliate, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; further, provided that, subject to the foregoing proviso, the Company, each Guarantor and each of their respective Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any Lien which has attached as security therefore.

SECTION 6.03. Financial Statements, Reports, etc.  Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) as soon as available and in any event before the earlier to occur of 90 days following the end of a fiscal year of the Company and the date such statements are required to be filed with the Securities and Exchange Commission after giving effect to any permitted extension pursuant to Rule 12b-25 of the Securities and Exchange Commission as it may be amended or replaced and which is applied for by the Company, audited Consolidated financial statements of the Company and its Subsidiaries which shall include consolidated and consolidating balance sheets, income statements and statements of cash flow for the Company and its Subsidiaries for such fiscal year and as of and for the prior fiscal year (provided that in the case of consolidating statements of cash flows only, such consolidating statements shall be prepared on a Segment Level Basis), accompanied by an unqualified opinion thereon of KPMG, LLP or another nationally recognized independent registered public accounting firm reasonably acceptable to the Lenders (the “Auditor”);

(b) as soon as available and in any event before the earlier to occur of 50 days following the end of each of the first three fiscal quarters of the Company and the date such statements are required to be filed with the Securities and Exchange Commission after giving effect to any permitted extension pursuant to Rule 12b-25 as it may be amended or replaced and which is applied for by the Company, interim management-prepared consolidated and consolidating financial statements of the Company and its Subsidiaries which shall include consolidated balance sheets, income statements and statements of cash flow for the Company and its Subsidiaries (provided that in the case of consolidating statements of cash flows only, such consolidating statements shall be prepared on a Segment Level Basis) (and, in each instance, such financial information shall be in substantially the same format and presentation as reflected in the financial statements publicly filed by the Company with the Securities and Exchange Commission as of the Closing Date), with respect to each such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, all prepared by or under the supervision of the Chief Financial Officer of the Company in accordance with Generally Accepted Accounting Principles (subject to normal year-end audit adjustments and the absence of complete footnotes);

(c) a certificate prepared and signed by the Chief Financial Officer with each delivery required by clauses (a) and (b) stating whether the Chief Financial Officer shall have obtained actual knowledge of any Default or  Event of Default hereunder and demonstrating that as of the last day of the relevant fiscal year or quarter, as applicable, the Company was in compliance with the financial condition covenants set forth in Section 7.12 hereof which certificate shall include detail reasonably acceptable to the Administrative Agent, including, if applicable, detail regarding the effect of any accounting rule changes applicable to the Company;

(d) simultaneously with the delivery of the financial statements pursuant to clause (a) above, (i) a copy of  the management letter, if any, prepared by the Auditor, (ii) annual financial projections (including a balance sheet, income statement and statement of cash flow) of the Company and its Subsidiaries, on a Consolidated basis, for the then current fiscal year, which projections shall be prepared in a manner consistent with the interim management-prepared

Consolidated financial statements described in Section 6.03(b) above and (iii) a certificate or certificates of insurance from an independent insurance broker or brokers confirming that the insurance required to be maintained by the Company and the Guarantors pursuant to Section 6.01 hereof is in full force and effect as of such date; and

(e) if applicable, promptly and in any event, within five (5) days after filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which the Company or any Guarantor shall file with the Securities and Exchange Commission;

(f) promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in a Material Adverse Effect;

(g) simultaneously with the delivery thereof to the Trustee (under and as defined in the Indenture), copies of all notices delivered by the Company to the Trustee pursuant to the Indenture; and

(h) promptly, from time to time, such other information regarding the operations, business affairs and condition (financial or otherwise) of the Company or any Subsidiary of the Company as any Lender may reasonably request, which information would include, without limitation, accounts receivable agings, accounts payable agings, analysts reports and projections.

The Company may satisfy its requirements under this Section 6.03 by making the applicable financial statement, other filing or notice, available by link or otherwise on its corporate website provided that such website continues to be maintained and that there then exist no circumstances which would prevent access to the website on more than a temporary basis not in excess of one Business Day.  The Company shall notify the Administrative Agent and the Lenders of all such postings and shall provide written copies, sufficient for delivery to the Lenders, of any financial statement, filing or notice to the Administrative Agent upon request.

SECTION 6.04. Books and Records; Access to Premises.

(a) Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with Generally Accepted Accounting Principles, and which shall reflect all financial transactions of the Company, each Guarantor and each of their respective Subsidiaries.

(b) At any reasonable time and as often as reasonably required, permit the Administrative Agent or any agents or representatives thereof to examine and make copies of and abstracts from the books and financial records of such information which the Administrative Agent reasonably deems is necessary or desirable (including, without limitation, the financial records of the Company, each Guarantor and each of their respective Subsidiaries) and to, upon reasonable prior notice to the Company provided no Default or Event of Default has occurred, visit the properties of the Company, each Guarantor and each of their respective Subsidiaries and to discuss the affairs, finances and accounts of the Company, each Guarantor and each of their respective Subsidiaries with any of their respective Executive Officers or the Company’s independent accountants.

SECTION 6.05. Notice of Adverse Change.  Promptly notify the Administrative Agent in writing of (a) any change in the business or the operations of the Company, any Guarantor or any of their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Administrative Agent or the Lenders pursuant to this Agreement, fail, to present fairly in all material respects, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

SECTION 6.06. Notice of Default.  Promptly notify the Administrative Agent of any Default or Event of Default which shall have occurred or the occurrence of existence of any event or circumstance that, in the reasonable judgment of the Company, is likely to become an Event of Default, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

SECTION 6.07. Notice of Litigation.  Promptly notify the Administrative Agent of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency to which the Company or any of its Subsidiaries is a party which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08. Notice of Default in Other Agreements.  Promptly notify the Administrative Agent of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company, any Guarantor or any of their respective Subsidiaries is a party which default could reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Notice of ERISA Event.  Promptly after the Company knows any of the following, but only if the occurrence of any such event could reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent a certificate of the Chief Financial Officer of the Company setting forth details as to the occurrence and the action, if any, which the Company, any Guarantor, any Subsidiary or any ERISA Affiliate is required to take, together with any notices (in the Company’s possession or reasonably obtainable by it) the Company, such Guarantor, such Subsidiary or such ERISA Affiliate is required to give to or file with the PBGC, a Plan participant or the Plan administrator, with respect thereto:  that a Reportable Event has occurred with respect to a Plan, that an accumulated funding deficiency (as defined in Section 412 of the Code) has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan that is a single employer Plan (within the meaning of Section 4001(a)(15) of ERISA), that a Plan has been terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that one or more Plans that are single employer

Plans (within the meaning of Section 4001(a)(15) of ERISA) have an Unfunded Current Liability, that proceedings have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Company, any Guarantor, any of their respective Subsidiaries or any ERISA Affiliate will incur any material liability (including any material contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA.  Upon written request of any Lender, the Company will deliver to each Lender a complete copy of the annual report (Form 5500) of each Plan that is a single employer Plan (within the meaning of Section 4001(a)(15) of ERISA) (in the Company’s possession or reasonably obtainable by it), filed with the Internal Revenue Service.

SECTION 6.10. Notice of Environmental Law Violations.  Promptly notify the Administrative Agent of the receipt of any notice of an action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending against the Company, any Guarantor or any of their respective Subsidiaries relating to any alleged violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.11. Compliance with Applicable Laws.  Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the breach of which could reasonably be expected to have a Material Adverse Effect, including, without limitation, the rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

SECTION 6.12. Subsidiaries and Affiliates.  Give the Administrative Agent prompt written notice of the creation, establishment or acquisition, in any manner, of any new Subsidiary of the Company not existing on the Closing Date.  Subject to the last sentence of this Section 6.12, the Company and each Guarantor shall execute a Pledge Agreement, in the form of Exhibit B-1 or B-2 hereof, as applicable, with respect to the shares of capital stock or other ownership interest of each Subsidiary of the Company or such Guarantor (together with certificates and powers with respect to such interests, duly endorsed in blank, and in the event of uncertificated interests, UCC-1 financing statements identifying such interest and executed by the holder of such interest or such other documentation as reasonably requested by the Administrative Agent in order to grant and perfect a security interest in such ownership interest, including, without limitation, in the case of Domestic Subsidiaries and Material Non-Domestic Subsidiaries, a favorable opinion of counsel as to the validity and enforceability of such Pledge Agreement).  In addition, each new Domestic Subsidiary of the Company shall execute a joinder agreement with respect to the Guaranty, in favor of the Administrative Agent, as agent for the Lenders, within ten (10) days after the creation, establishment or acquisition of such Domestic Subsidiary and in connection therewith shall provide to each Lender the supporting documents identified in clauses (i), (ii) and (iii) of Section 5.01(e) hereof in each case with respect to such Domestic Subsidiary.  Notwithstanding anything to the contrary herein and except as otherwise provided in the Pledge Agreement, the Company and the Guarantors shall not be required to pledge more than 65% of the capital stock of any Non-Domestic Subsidiary.  The Company will notify the Administrative Agent if any Non-Domestic Subsidiary which is not a Material Non-Domestic Subsidiary becomes a Material Non-Domestic Subsidiary and will deliver to the Administrative Agent within 90 days of such Non-Domestic Subsidiary becoming a Material

Non-Domestic Subsidiary, a favorable opinion of counsel as to the validity and enforceability of the Pledge Agreement executed by such entity’s parent corporation.

SECTION 6.13. Environmental Laws.  Comply in all material respects with the requirements of all applicable Environmental Laws and defend, indemnify, and hold harmless the Administrative Agent and each Lender and their respective employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, or release of any Hazardous Materials on any property at any time owned or occupied by the Company, any Guarantor or any Subsidiary of the Company or any Guarantor; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of applicable Environmental Laws, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.

SECTION 6.14. Subordinated Debt.  Provide to the Administrative Agent copies of all documents governing the terms of all Subordinated Debt incurred pursuant to Section 7.01 hereof, promptly following the incurrence thereof.  In addition, prior to making any payment in full or other prepayment of Subordinated Indebtedness as permitted pursuant to Section 7.17, the Borrower shall provide the Administrative Agent with not less than five (5) Business Days prior written notice specifying the amount of such payment and certifying that no Event of Default has occurred and is continuing or would occur after giving effect thereto.

ARTICLE VII
NEGATIVE COVENANTS

The Company covenants and agrees with the Lenders that so long as the Commitments remain in effect or any of the principal of or interest on any Note or any other Obligations hereunder (other than contingent reimbursement and indemnification claims in respect of which no claim for payment has been asserted in writing by the Person asserting the right to such payment, exclusive of unreimbursed reimbursement obligations of any Letter of Credit Party in respect of Letter of Credit disbursements) shall be unpaid, it will not, and will not cause or permit any Guarantor or any Subsidiaries of the Company or any Guarantor, directly or indirectly, to:

SECTION 7.01. Indebtedness.  Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

(a) Indebtedness incurred prior to the date hereof as described on Schedule II attached hereto;

(b) Indebtedness to the Lenders under this Agreement, the Notes or any other Loan Document;

(c) Indebtedness for trade payables incurred in the ordinary course of business; provided such payables shall be paid or discharged when due;

(d) Indebtedness consisting of guaranties permitted pursuant to Section 7.03 hereof;

(e) Indebtedness secured by purchase money liens as permitted under Section 7.02(i) hereof and Indebtedness arising under Capital Leases; provided that the aggregate amount of such Indebtedness incurred shall not exceed $10,000,000 in any fiscal year or $15,000,000 at any time outstanding; and, further, provided no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Indebtedness;

(f) Indebtedness with respect to Hedging Agreements entered into by the Company, provided that such Hedging Agreements shall be entered into in the ordinary course of its business and not for speculative purposes;

(g) Indebtedness for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or any Subsidiary of the Company in accordance with Generally Accepted Accounting Principles;

(h) Indebtedness owing by (i) the Company to any Guarantor or (ii) any Guarantor to the Company or any other Guarantor, to the extent that such Indebtedness is not otherwise prohibited by the terms and conditions of this Agreement;

(i) Indebtedness of any Person that becomes a Subsidiary on or after the date hereof (including, without limitation, as a result of any Permitted Acquisition); provided that such Indebtedness incurred pursuant to this Section 7.01(i) (A) shall not exceed (x) $10,000,000 in connection with any individual acquisition or (y) $30,000,000 in the aggregate at any time outstanding; and further provided that such Indebtedness (i) exists at the time such Person becomes a Subsidiary, (ii) is not created in anticipation or contemplation of such Person becoming a Subsidiary, (iii) is not directly or indirectly recourse to the Company or any of the Guarantors or any of their respective assets, other than to the Person that becomes a Subsidiary, (iv) is purchase money indebtedness or indebtedness secured only by mortgages on real property, and (v) is not unsecured indebtedness or indebtedness secured by assets of such Subsidiary other than as contemplated by the preceding clause (iv); or (B) is Subordinated Indebtedness, provided that if any agreement or instrument governing the terms of such Subordinated Indebtedness has any covenant (including a financial covenant) which is more restrictive that the corresponding covenant set forth in this Agreement or does not have a corresponding covenant in this Agreement, then the Administrative Agent shall, at the request of the Required Lenders, have the right to amend this Agreement to incorporate such covenants from such Subordinated Indebtedness;

(j) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any of the Guarantors in the ordinary course of business, including guarantees or obligations of the Company or any of the Guarantors with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed) provided that any such Letters of Credit that are issued on or after the Closing Date are issued by the Issuing Lender hereunder unless the beneficiary of such Letter of Credit will not accept a letter of credit issued by the Issuing Lender;

(k) Contingent Obligations of the Company or any of the Guarantors in respect of Indebtedness otherwise permitted under this Section 7.01 (other than this Section 7.01(k));

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(m) (i) Indebtedness of any Non-Domestic Subsidiary owing to any party other than the Company and/or any Guarantor not exceeding $10,000,000 in the aggregate at any time outstanding; provided that such Indebtedness is not directly or indirectly recourse to the Company or any of the Guarantors or of their respective assets, other than to such Non-Domestic Subsidiary and (ii) Indebtedness of any Non-Domestic Subsidiary owing to the Company and/or any Guarantor not exceeding $30,000,000 in the aggregate at any time outstanding provided that no more than $10,000,000 of such Indebtedness may be incurred in any calendar year;

(n) Indebtedness which represents a refinancing or renewal of any of the Indebtedness described in clauses (a), (b), (d) and (e); provided that (A) any such refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any reasonable premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) in the case of Indebtedness described in clauses (a) and (e), such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (C) the covenants, events of default, subordination (including lien subordination) and other terms, conditions and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to the Company or any Guarantors, as applicable, than those contained in the Indebtedness being renewed or refinanced and (D) no Event of Default has occurred and is continuing or would result therefrom;

(o) Indebtedness incurred in the ordinary course of business solely to support any Company or any Guarantor’s insurance or self-insurance obligations (including to secure workmen’s compensation and other similar insurance coverage; or

(p) Additional Indebtedness of the Company and the Guarantors in an aggregate amount at any time outstanding not to exceed $10,000,000, provided that (i) no Default or Event of Default has occurred and is then continuing and (ii) such Indebtedness shall be unsecured.

SECTION 7.02. Liens.  Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

(a) Liens existing on the date hereof as set forth on Schedule III attached hereto and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 7.01(n), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the date hereof (minus the aggregate amount of any permanent repayments and prepayments thereof since the Closing Date, but only to the extent that such repayments and prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or a portion of such Indebtedness) and (ii) does not encumber any property other than the property subject thereto on the Closing Date;

(b) Liens securing Indebtedness described in Section 7.01(h) hereof;

(c) carriers’, warehousemens’, mechanics’, suppliers’ or other like Liens arising in the ordinary course of business and not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Administrative Agent in any of the collateral subject to the Pledge Agreements, provided that adequate reserves with respect thereto are maintained on the books of the Company or any Subsidiary of the Company in accordance with Generally Accepted Accounting Principles;

(d) Liens incurred or deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, performance and appeal bonds, and other obligations of similar nature incurred in the ordinary course of business;

(e) any attachment, judgment or similar Lien arising in connection with any court or governmental proceeding, provided that the execution or other enforcement of such Lien is effectively stayed within thirty (30) days;

(f) easements, rights of way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which in the aggregate do not interfere in any material respect with the occupation, use and enjoyment by the Company, any Guarantor or any of their respective Subsidiaries of the property or assets encumbered thereby in the normal course of their respective business or materially impair the value of the property subject thereto;

(g) deposits under workmen’s compensation, unemployment insurance and social security laws;

(h) Liens in favor of the Administrative Agent, for the ratable benefit of the Lenders, under this Agreement or any other Loan Document;

(i) purchase money liens for fixed or capital assets including obligations with respect to Capital Leases permitted under Section 7.01(e); provided in each case (i) no Default or Event of Default shall have occurred and be continuing at the time such Lien is created, (ii) such purchase money lien does not exceed 100% of the purchase price of, and encumbers only, the property acquired and (iii) such purchase money lien does not secure any Indebtedness other than in respect of the purchase price of the asset acquired

(j) Liens in favor of banks or other depository institutions upon property or assets of the Company, the Guarantors or any of their respective Subsidiaries arising under the common law, customary customer agreements or pursuant to contractual rights of set off;

(k) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted for which adequate reserves have been established in accordance with Generally Accepted Accounting Principals, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(l) leases of the properties of the Company, any Guarantor or any of their respective Subsidiaries, in each case entered into in the ordinary course of the Company, any Guarantor or any of their respective Subsidiaries’ businesses so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Company, any Guarantor or any of their respective Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company, any Guarantor or any of their respective Subsidiaries  in the ordinary course of business in accordance with the past practices of the Company, any Guarantor or any of their respective Subsidiaries;

(n) Liens on property rented to, or leased by, the Company pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction is permitted by Section 7.08, (ii) such Liens do not encumber any other property of the Company and (iii) such Liens secure only the attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(o) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company to the extent permitted hereunder; provided that such Liens (i) are purchase money liens or mortgage liens on real property, (ii) do not extend to property not subject to such Liens at the time of such Acquisition, merger or consolidation (other than improvements thereon), (iii) are no more favorable to the lienholders than such existing Liens and (iv) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(p) licenses of intellectual property granted by the Company or any Guarantor in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company or any Guarantor;

(q) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;

(s) Liens granted by the Company, any Guarantor or any of their respective Subsidiaries in favor of the Company or any Guarantor in respect of Indebtedness owed by such party to the Company or such Guarantor; and

(t) additional Liens incurred by the Company, any Guarantor or any of their respective Subsidiaries so long as the aggregate value of the property subject to such Liens, and any Indebtedness secured thereby, do not exceed $10,000,000 at any time provided that such liens are purchase money liens, mortgage liens on real property, or liens on cash collateral pledged to secure letters of credit permitted to be issued under Section 7.01(j).

SECTION 7.03. Guaranties.  Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a) guaranties executed or committed prior to the date hereof as described on Schedule IV attached hereto including any renewals or extension thereof provided that such renewals or extension do not increase the maximum exposure pursuant to the guaranty;

(b) endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

(c) guaranties of any Indebtedness under this Agreement or any other Loan Document;

(d) guaranties in the ordinary course of business of suppliers, landlords, customers, franchises and licensees of the Company, any Guarantor or any of their respective Subsidiaries; and

(e) guaranties by the Company, any Guarantor or any of their respective Subsidiaries of any Indebtedness permitted pursuant to Section 7.01 hereof.

SECTION 7.04. Sale of Assets.  Sell, lease, transfer or otherwise dispose of their respective properties and assets, except for:

(a) the sale of inventory disposed of in the ordinary course of business, dispositions of cash and Eligible Investments in the ordinary course of business, and the sale or other disposition of properties or assets no longer used or useful in the conduct of their respective businesses.

(b) other dispositions of property which are made for fair market value and on an arms-length commercial basis, provided that the aggregate amount of such dispositions during the term of this Agreement shall not exceed fifteen percent (15%) of the Consolidated book value of the assets of the Company and its Subsidiaries;

(c) leases of real or personal property in the ordinary course of business;

(d) Investments in compliance with Section 7.06;

(e) mergers and consolidations in compliance with Section 7.11;

(f) any disposition of property that occurs as a consequence of a casualty event;

(g) any disposition of property by any Subsidiary of the Company to the Company or any of its Subsidiaries; provided that if the transferor of such property is a Guarantor, the transferee thereof must be the Company or a Guarantor;

(h) licenses of technology and other intellectual property entered into in the ordinary course of business; and

(i) the sale or exchange of specific items of machinery or equipment, so long as the proceeds of each such sale or exchange is used to acquire replacement items of machinery or equipment.

For purposes of calculating compliance with Section 7.04 (b) above only, "Consolidated book value of the assets of the Company and its Subsidiaries" shall mean the Consolidated book value of the assets of the Company and its Subsidiaries as reflected on the unaudited Consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2009, plus, without duplication, (i) the excess of Consolidated book value of the assets of the Company and its Subsidiaries as reflected on any Consolidated balance sheet of the Company and its Subsidiaries included in the financial statements delivered pursuant to Section 6.03 (a) over Consolidated book value of the assets of the Company and its Subsidiaries as at April 30, 2009, and (ii) the book value of the assets acquired by the Company or any of its Subsidiaries pursuant to a Permitted Acquisition

SECTION 7.05. Sales of Receivables.  Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company, any Guarantor or any of their respective Subsidiaries, with or without recourse, except for collection in the ordinary course of business.

SECTION 7.06. Loans and Investments.  Make or commit to make any advance, loan, extension of credit, or capital contribution to, or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person except for (a) the ownership of stock of any Subsidiaries existing as of the Closing Date or acquired after the date hereof, provided that the Company or Guarantor, as applicable, has complied with its obligations under Section 6.12 hereof with respect to such new Subsidiary, (b) Eligible Investments, (c) loans and advances by the Company to any Guarantor and loans and advances by any Guarantor to the Company or any other Guarantor, (d) Permitted Acquisitions, (e) the Company and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the Company or such Subsidiary, (f) the Company and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business, (g) Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (h) advances, loans and investments in existence on the Closing Date and listed on Schedule 7.06 shall be permitted, without giving effect to any additions thereto or replacements thereof (except those additions or replacements which are existing obligations as of the Closing Date), (i) loans and advances by the Company and its Subsidiaries to employees of the Company and its Subsidiaries for moving and travel expenses and other similar expenses provided that the aggregate amount of such loans or advances shall not exceed $5,000,000 at any time outstanding, (j) the Company and its Subsidiaries may acquire and hold promissory notes and/or equity securities issued by the purchaser or purchasers in connection with the sale of assets to the extent permitted under Section 7.04, (k) Non-Domestic Subsidiaries may make investments in other Non-Domestic Subsidiaries, (l) the Company may contribute cash to one or more of its Subsidiaries that are or become Guarantors formed after the Closing Date in accordance with Section 6.12 (including in connection with a Permitted Acquisition) so long as such Subsidiary remains a Guarantor and (m) the Company and/or the Guarantors may make loans or advances to Non-Domestic Subsidiaries provided that the aggregate amount of such loans or advances shall not exceed $30,000,000 at any time outstanding and provided further that the aggregate principal amount of such loans or advances made in any calendar year shall not exceed $10,000,000.

SECTION 7.07. Nature of Business.  Change or alter, in any material respect, the nature of its business from the nature of the business conducted by the Company and its Subsidiaries, taken as a whole, engaged in by them on the date hereof (or reasonable extension thereof or any business incidental thereto) except as a result of any Permitted Acquisition.

SECTION 7.08. Sale and Leaseback.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose (a “Sale and Leaseback Transaction”); unless (A) the Sale and Leaseback Transaction is permitted by Section 7.01(i), assuming the attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 7.01, and any Liens arising in connection with its use of the property are permitted by Section 7.02(o) or (B)(i) the sale of such property is entered into in the ordinary course of business and is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 7.04 and is consummated within 10 Business Days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 7.02(i), (iv) the Sale and Leaseback Transaction would be permitted under Section 7.01, assuming the attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 7.01, and (v) the aggregate value of property subject to Sale and Leaseback Transactions shall not exceed $10,000,000 with respect to any single transaction, or $30,000,000 at any time.

SECTION 7.09. Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan to be used for any purpose which violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 7.10. Accounting Policies and Procedures.  Permit any change in the accounting policies and procedures of the Company, any Guarantor or any of their respective Subsidiaries, including a change in fiscal year, except such internal policy changes which do not materially affect the preparation of the financial statements to be delivered pursuant to this Agreement and the calculation of the financial covenants set forth in Section 7.12 hereof, provided, however, that any policy or procedure required to be changed by the Financial Accounting Standards Board (or other board or committee thereof) in order to comply with Generally Accepted Accounting Principles may be so changed; provided further, that solely for the purposes of calculating compliance with Section 7.12, Generally Accepted Accounting Principles shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 6.03. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company, the Administrative Agent and the Lenders agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in the Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.  Notwithstanding anything in this Section 7.10 or Section 7.12 to the contrary, for purposes of the determination of Consolidated EBITDA for any purpose herein, no Accounting Change presently pending and/or subsequently adopted which would otherwise require that SFAS No. 141 and EITF Issue No. 95-3 no longer be used pursuant to Generally Accepted Accounting Principles shall be binding or applicable hereunder.

SECTION 7.11. Limitations on Fundamental Changes, Limitations on Consideration.  Except as permitted by Section 7.04 hereof, merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to, any Person, or, acquire all of the stock or all or substantially all of the assets or the business of any Person or liquidate,

wind up or dissolve or suffer any liquidation or dissolution.   Notwithstanding the foregoing, the following shall be permitted:

(a) any Permitted Acquisition;

(b) any Subsidiary of the Company or any Guarantor may merge with and into the Company or a Guarantor or any other Subsidiary of the Company or any Guarantor, (b) any Non-Domestic Subsidiary of the Company may merge with and into another Non-Domestic Subsidiary of the Company, provided that (i) the Company shall notify the Administrative Agent not less than five (5) days prior to such event, and (ii) no Non-Domestic Subsidiary of the Company or any Guarantor with respect to which the Administrative Agent has received a pledge of stock shall merge with and into another Non-Domestic Subsidiary of the Company unless 65% of the shares or other ownership interests of the surviving Subsidiary are pledged to the Administrative Agent for the benefit of the Lenders; and

(c) any Subsidiary may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up is not disadvantageous to the Administrative Agent or any Lender in any material respect.

SECTION 7.12. Financial Condition Covenants.

(a) Minimum EBITDA.  Permit, as of the last day of any fiscal quarter, Consolidated EBITDA to be less than [*], determined on a rolling four fiscal quarters basis, commencing with the fiscal quarter ending July 31, 2009.

(b) Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio, at the end of any fiscal quarter, commencing with the fiscal quarter ending July 31, 2009, to be less than [*].

(c) Maximum Consolidated Total Indebtedness/Consolidated EBITDA.  Permit the ratio of Consolidated Total Indebtedness to Consolidated EBITDA to be greater than [*], at any time commencing with the fiscal quarter ending July 31, 2009.

Compliance with all of the financial covenants contained in this Section 7.12 shall be determined by reference to the consolidated financial statements of the Company and its Subsidiaries delivered to the Administrative Agent in accordance with Section 6.03 hereof.  All defined terms relating to accounting terms or to financial ratios or to the financial performance of the Company shall be determined and measured on a Consolidated basis.

SECTION 7.13. Dividends.  Declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company,

__________________________________

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

any Guarantor or any of their respective Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company, such Guarantor or such Subsidiary in any combination thereof; provided, however, that any Subsidiary of the Company or a Guarantor may make such distributions to its parent.  Notwithstanding the foregoing and subject to the next sentence, the Company shall be permitted to pay cash dividends and to repurchase Equity Securities issued by the Company for cash provided that (i) the aggregate amount of such dividends plus cash amounts expended to repurchase Equity Securities shall not exceed (a) in any fiscal year, fifty percent (50%) of the prior fiscal year's Consolidated Net Income commencing with the fiscal year ending July 31, 2009, plus (b) an aggregate amount equal to $50,000,000 during the term of this Agreement.  For purposes of calculating compliance with the previous sentence, all dividends paid shall be applied first against the $50,000,000 referred to in clause (b) of such sentence, and amounts which the Company could  distribute in any fiscal year pursuant to clause (a) of such sentence, but does not distribute may not be carried forward into subsequent fiscal years.  Prior to declaring any such dividend or making any repurchase of Equity Securities, the Company shall deliver to the Administrative Agent a Certificate of the Chief Financial Officer of the Company demonstrating that, on a pro forma basis, the Company will be in compliance with the financial condition covenants of Section 7.12 hereof after giving effect to such dividend or repurchase.

SECTION 7.14. Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate except upon fair and reasonable terms no less favorable to the Company, such Guarantor or such Subsidiary than they would obtain in a comparable arms-length transaction with a Person not an Affiliate.

SECTION 7.15. Limitation on Negative Pledges.  Enter into any agreement, arrangement or understanding with any Person (other than the Administrative Agent for the benefit of the Lenders) pursuant to which the Company, any Guarantor or any of their respective Subsidiaries agrees not to grant any Lien upon any of its assets other than those Permitted Liens currently in existence.

SECTION 7.16. Convertible Notes.  Amend, modify or supplement the Indenture in any manner which would result in the Notes, or any portion of the Notes, becoming due and payable in cash before the Revolving Credit Commitment Termination Date, provided, however, that for the avoidance of doubt, any cash amount being paid in respect of any Equity Securities and permitted by Section 7.13 hereof shall not be prohibited hereby.

SECTION 7.17. Subordinated Debt.  Directly or indirectly pay, prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt if an Event of Default has occurred and is continuing or would occur after giving effect thereto.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.01. Events of Default.  In the case of the happening of any of the following events (each an “Event of Default”):

(a) failure to pay the principal of or interest on any Loan, any reimbursement Obligations with respect to a drawing under any Letter of Credit, or any fees under this Agreement, as and when due and payable;

(b) any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(c) any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

(d) default shall be made in the due observance or performance (i) (beyond any applicable grace periods, if any) if any covenant, condition or agreement contained in Sections 3.02 or 6.03, or Article VII of this Agreement or (ii) of any other covenant, condition or agreement of the Company, any Guarantor or any of their respective Subsidiaries to be performed pursuant to this Agreement or any other Loan Document (other than obligations specifically referred to in Section 8.01(a), which default, in the case of this clause (ii) only, remains uncured for a period of ten (10)) days;

(e) the occurrence of an “Event of Default” or of a “Fundamental Change” pursuant to the terms of the Indenture or any other default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Company, any Guarantor or any of their respective Subsidiaries in excess of $7,500,000 individually or in the aggregate (other than the Notes), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof and such Indebtedness shall not be paid when due;

(f) the Company, any Guarantor or any of their respective Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company, any Guarantor or any of their respective Subsidiaries or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take corporate action for the purpose of effecting any of the foregoing; or the Company, any Guarantor or any of their respective

Subsidiaries, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, any Guarantor or any of their respective Subsidiaries or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company, any Guarantor or any of their respective Subsidiaries or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company, any Guarantor or any of their respective Subsidiaries and such proceeding or petition shall continue undismissed for 45 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 45 days;

(h) One or more orders, judgments or decrees for the payment of money in excess of $7,500,000 in the aggregate shall be rendered against the Company, any Guarantor or any of their respective Subsidiaries and the same shall not have been paid in accordance with such judgment, order or decree or settlement and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect; or one or more injunctions shall be entered against the Company or any of its Subsidiaries which has the effect of prohibiting the Company or any of its Subsidiaries from conducting a material portion of their business on a Consolidated basis, which injunctions have remained unstayed for at least thirty (30) days;

(i) any Plan shall fail to maintain the minimum funding standard required under Section 412 of the Code for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is applied for or granted under Section 412 of the Code, any Plan is terminated by the Company, any Guarantor or any of their respective Subsidiaries or any ERISA Affiliate or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company, any Guarantor or any of their respective Subsidiaries or any ERISA Affiliate shall have incurred a material liability to or on account of a Plan under Section 515, 4062, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company, any Guarantor or any of their respective Subsidiaries, the granting of a security interest on such assets, or a material liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code, and in each case, such event or condition, together with all such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect;

(j) any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or the Company or any Guarantor shall so assert in writing;

(k) a Change of Control shall have occurred; or

(l) any of the Liens purported to be granted pursuant to Pledge Agreements shall fail or cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby;

then, at any time thereafter during the continuance of any such event, the Administrative Agent may, and, upon the request of the Required Lenders, shall, by written or telephonic notice to the Company, take either or both of the following actions, at the same or different times, (a) terminate the Commitments and (b) declare (i) the Notes, both as to principal and interest, (ii) an amount equal to the Aggregate Letters of Credit Outstanding, (iii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that if an event specified in Section 8.01(f) or (g) hereof shall have occurred, the Commitments shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i), (ii) and (iii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.  With respect to all Letters of Credit that shall not have matured or presentment for honor shall not have occurred, the Company shall provide the Administrative Agent with Cash Collateral in an amount equal to the aggregate undrawn amount of such Letters of Credit.  Such Cash Collateral shall be applied by the Administrative Agent to reimburse the Issuing Lender for drawings under Letters of Credit for which the Issuing Lender has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement Obligations of the Company at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations, with any amount remaining after such satisfactions to be returned to the Company or paid to such other party as may legally be entitled to the same.

ARTICLE IX
THE ADMINISTRATIVE AGENT

SECTION 9.01. Appointment, Powers and Immunities. Each Lender hereby  appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents together with such other powers as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a trustee for any Lender, nor is the Administrative Agent acting in a fiduciary capacity of any kind under this Agreement or the other Loan Documents or in respect thereof or in respect of any Lender.  The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents, in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectibility of the Loans or for the validity, effectiveness or value of any interest or security covered by the Pledge Agreements or for the value of any collateral or for the validity or effectiveness of any assignment, mortgage, pledge, security agreement, financing statement, document or instrument, or for the filing, recording, re-filing, continuing or re-recording of any thereof or for any failure by the Company, any Guarantor or any of their respective Subsidiaries to perform any of its Obligations hereunder or under the other Loan Documents.  The Administrative Agent may take all actions by itself and/or it may employ agents and attorneys-in-fact, and shall not be responsible to any Lender, except as to money or the securities received by it or its authorized agents, for the negligence or misconduct of itself or its employees or of any such agents or attorneys-in-fact, if such agents or attorneys-in-fact are selected by it with reasonable care.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

SECTION 9.02. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any certification, notice or other communication (including any thereof by telephone, telex, telegram, facsimile or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.  As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under the other Loan Documents in accordance with instructions signed by the Required Lenders, or such other number of Lenders as is specified in Section 10.04 hereof, and such instructions of the Required Lenders or other number of Lenders as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

SECTION 9.03. Events of Default.   The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loans or of fees to the extent the same is required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall (subject to Section 9.07 hereof) take such action with respect to such Default as shall be directed by the Required Lenders, except as otherwise provided in Section 10.04 hereof; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but is not obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

SECTION 9.04. Rights as a Lender.  With respect to its Commitment and the Loans made by it, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each entity which is the Administrative Agent in its individual capacity.  Each entity which is the Administrative Agent and its Affiliates may (without having to account therefore to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company or its Affiliates, as if it were not acting as the Administrative Agent, and, except to the extent otherwise herein specifically set forth, each entity which is the Administrative Agent may accept fees and other consideration from the Company or its Affiliates, for services in connection with this Agreement or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

SECTION 9.05. Indemnification.  The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Company under Section 10.03 hereof), ratably in accordance with the aggregate outstanding principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 10.03 hereof or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or of any other Loan Document, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

SECTION 9.06. Non-Reliance on Administrative Agent and Other Lenders.  Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the other Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, or furnished to the Administrative Agent with counterparts or copies for the Lenders in accordance with the terms of this Agreement (which the Administrative Agent shall forward to the Lenders), the Administrative Agent shall not have any duty to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company, which may come into the possession of the Administrative Agent or any of its Affiliates.

SECTION 9.07. Failure to Act.  Except for actions expressly required of the Administrative Agent hereunder or under the Pledge Agreements, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability (except gross negligence and willful misconduct) and expense which may be incurred by it by reason of taking or continuing to take any such action.

SECTION 9.08. Resignation of the Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 9.08, the Administrative Agent may resign at any time by notifying the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right,  with the approval of the Company provided no Default or Event of Default shall have occurred and then be continuing, and such approval not to be unreasonably withheld, delayed or conditioned, to appoint a successor to such Administrative Agent.  If no successor shall have been so appointed by the Required Lenders (with the approval of the Company) and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank of similar standing with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder as of such date.  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 hereof shall continue in effect for the benefit of such resigning Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.09. Sharing of Collateral and Payments.  In the event that at any time any Lender shall obtain payment in respect of the Obligations, or receive any collateral in respect thereof, whether voluntarily or involuntarily, through the exercise of a right of banker’s lien, set-off or counterclaim against the Company or otherwise, which results in it receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment expressly provided hereunder to be distributed on other than a pro rata basis, including pursuant to an assignment or participation of a Lender’s interest), then such Lender  shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from the Lender which received the proportionate over-payment, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Company agrees, to the extent it may do so under applicable law, that each Lender so purchasing a portion of another Lender’s Loan or participation in any Letter of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

ARTICLE X
MISCELLANEOUS

SECTION 10.01. Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at such address:

(a)           if to the Administrative Agent, at:

Citibank, N.A.
730 Veterans Memorial Highway
Hauppauge, New York 11788
Attention:   Relationship Officer – Comtech Telecommunications Corp.
Telecopy:    631-265-4888

With a copy to:

Farrell Fritz, P.C.
1320 RXR Plaza
Uniondale, NY  11556
Attention:   Robert C. Creighton, Esq.
Telecopy:    516-336-2205

(b)           if to the Company, at:

Comtech Telecommunicatons Corp.
68 South Service Road, Suite 230
Melville, New York 11747
Attention:   Chief Financial Officer
Telecopy:    631-962-7001

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036-8299
Attention:   Robert A. Cantone, Esq.
Telecopy:    212-969-2900

(c)	if to any Lender, to its address set forth in the signature page of this Agreement and to the person so designated

- and -

(d)	as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 10.01.

SECTION 10.02. Effectiveness; Survival.  This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Administrative Agent.  All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lenders of the Loans and the issuance by the Issuing Lender of Letters of Credit, in each case, as herein contemplated and the execution and delivery to the Lenders of the Notes evidencing the Loans and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitments are in effect.  The Obligations of the Company pursuant to Section 3.07, Section 3.08, Section 3.09, Section 10.03 and Section 10.07 hereof shall survive termination of this Agreement and payment of the Obligations.

SECTION 10.03. Expenses.  The Company agrees (a) to indemnify, defend and hold harmless the Administrative Agent, the Issuing Lender and each Lender and their respective officers, directors, employees, and Affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable  legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Administrative Agent for all its reasonable out of pocket costs and expenses incurred in connection with the preparation and execution of and any amendment, supplement or modification to this Agreement, the Notes any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Farrell Fritz, P.C., counsel to the Administrative Agent, and (c) to pay or reimburse each Lender and the Administrative Agent for all their reasonable out of pocket costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Notes, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Administrative Agent and to the several Lenders, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations.

SECTION 10.04. Amendments and Waivers.  With the written consent of the Required Lenders, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or any of the other Loan Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder, and with the written consent of the Required Lenders the Administrative Agent on behalf of the Lenders may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Administrative Agent or the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the Notes or any of the other Loan Documents or any Default or Event of Default; provided, however, that no such waiver and no such amendment, or supplement or modification shall (a) extend the maturity of any Note or any installment thereof; (b) reduce the rate or extend the time of payment of interest on any Note or any fees payable to the Lenders hereunder; (c) reduce the principal amount of any Note, (d) amend, modify or waive any provision of this Section 10.04; (e) reduce the percentage specified in the definition of Required Lenders or amend or modify any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder; (f) consent to the assignment or transfer by the Company of any of its rights or Obligations under this Agreement; (g) except as expressly permitted pursuant to this Agreement or any other Loan Document release any collateral security granted to the Administrative Agent, if any; (h) except as expressly permitted pursuant to this Agreement or any other Loan Document, release any Guarantor from its Guaranty, or limit any Guarantor’s liability with respect to its Guaranty; or (i) increase the amount of the Total Commitment hereunder, in each case specified in clauses (a) through (i) above without the written consent of all the Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) amend, modify, supplement or waive any provision of Article IX with respect to the Administrative Agent without the written consent of the Administrative Agent or (ii) increase the amount of any Lender’s Commitment without the written consent of such Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Administrative Agent and all future holders of the Notes.

SECTION 10.05. Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  The Company agrees that each Participant shall be entitled to the benefits of Sections 3.07, 3.08, 3.09 and 10.07 with respect to its participation in the Commitments and in the Loans and Letters of Credit outstanding from time to time; provided, however, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.  No Participant shall have the right to consent to any amendment to, or waiver of, any provision of this Agreement, except the transferor Lender may provide in its agreement with the Participant that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in clause (a) through clause (i) of Section 10.04.

(c) Subject to the last sentence of this paragraph (c) any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Lender or any domestic banking affiliate thereof, and, with the consent of the Administrative Agent  and, provided that no Event of Default then exists, the Company (which consent of the Company shall not be unreasonably withheld or delayed), to one or more additional banks or financial institutions (“Purchasing Lenders”) all or any part of its rights and Obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance Agreement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent (and, in the case of an Assignment and Acceptance Agreement relating to a Purchasing Lender that is not then a Lender or a domestic banking affiliate thereof, also executed by the Company), and delivered to the Administrative Agent for its acceptance.  Upon such execution, delivery and acceptance from and after the effective date specified in such Assignment and Acceptance Agreement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder with Commitments as set forth therein and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance Agreement, be released from its obligations under this Agreement arising after such transfer  (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto except as to Sections 3.07, 3.08, 3.09, 10.03 and 10.07 for the period prior to the effective date).  Such Assignment and Acceptance Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Proportions arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under or in respect of this Agreement and the Notes.  On or prior to the effective date specified in such Assignment and Acceptance Agreement, the Company, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Notes, new Notes to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance Agreement and, if the transferor Lender has retained any Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to such Commitment retained by it hereunder.  Such new Notes shall be in a principal amount equal to the principal amount of such surrendered Notes, shall be dated the effective date specified in the Assignment and Acceptance Agreement and shall otherwise be in the form of the Notes replaced thereby.  The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked “cancelled”.  Anything in this Section 10.05 to the contrary notwithstanding, (i) no transfer to a

Purchasing Lender shall be made pursuant to this paragraph (c) if such transfer by any one transferor Lender to any one Purchasing Lender (other than a Purchasing Lender which is a Lender hereunder prior to such transfer) (x) is in respect of less than $5,000,000 of the Commitments of such transferor Lender or (y) if less than all of the Commitment of such transferor Lender is transferred, after giving effect to such transfer the amount held by any transferor Lender would be less than $5,000,000 and (ii) each transfer to a Purchasing Lender shall be made in the same pro-rata portion with respect to the Revolving Credit Commitment.

(d) The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of demonstrable error and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Company) together with payment by the Purchasing Lender to the Administrative Agent of a registration and processing fee of [*] if the Purchasing Lender is not a Lender prior to the execution of an Assignment and Acceptance Agreement and [*] if the Purchasing Lender is a Lender prior to the execution of an Assignment and Acceptance Agreement, the Administrative Agent shall (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

(f) The Company authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company, the Guarantors and their respective Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by the Company in connection with such Lender’s credit evaluation of the Company and its Subsidiaries prior to entering into this Agreement, provided that such Transferee agrees to be bound by Section 10.12 hereof as if such Transferee were a party hereto.

(g) Any Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement and the other Loan Documents, including any portion of its Notes, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, provided that no such assignment shall release the transferor Lender from its Commitments or its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

__________________________________

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.

SECTION 10.06. No Waiver; Cumulative Remedies.  Neither any failure nor any delay on the part of any Lender, the Issuing Lender or the Administrative Agent in exercising any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.  The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

SECTION 10.07. Reinstatement; Certain Payments.  If claim is ever made upon any Lender for repayment or recovery of any amount or amounts received by such Lender in payment or on account of any of the Obligations under this Agreement, such Lender shall give prompt notice of such claim to the Administrative Agent and the Company, and if any Lender repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Lender or any of its property, or (ii) any settlement or compromise of any such claim effected by such Lender with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company notwithstanding the cancellation of any Note or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and the Company shall be and remain liable to such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Lender.

SECTION 10.08. APPLICABLE LAW.  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW WHICH WOULD APPLY THE SUBSTANTIVE LAW OF ANY OTHER STATE.

SECTION 10.09. SUBMISSION TO JURISDICTION; JURY WAIVER.  THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE

JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM IS A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE LAWS GOVERNING CIVIL PROCEDURE.  THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING THERETO INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR THE LENDERS RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THEY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES MATERIAL INDUCEMENTS FOR THE LENDERS TO ENTER INTO THIS AGREEMENT AND TO MAKE THE LOANS.

SECTION 10.10. Severability.  In case any one or more of the provisions contained in this Agreement, any Note or any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 10.11. Right of Setoff.  The Company hereby grants to the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender, a continuing lien, security interest and right of setoff as security for all Obligations to any of them, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender and their respective successors and assigns or in transit to any of them.  The Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Administrative Agent, the Issuing Lender, any Lender or any Affiliate of any Lender to or for the credit or the account of the Company against any and all of the Obligations of the Company now and hereafter existing under this Agreement and the Notes held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note and although such Obligations may be unmatured.  The rights of the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender under this Section 10.11 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.  ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, EACH LENDER AND EACH AFFILIATE OF EACH LENDER TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING THEIR RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 10.12. Confidentiality.  The Administrative Agent and each Lender agrees to keep confidential all non-public information, materials and documents furnished by the Company, the Guarantors and their respective Subsidiaries to the Administrative Agent and the Lenders pursuant to this Agreement (the “Confidential Information”).  Notwithstanding the foregoing, each such party shall be permitted to disclose Confidential Information (a) to such of its officers, directors, employees, agents, representatives and professional advisors in any of the transactions contemplated by, or the administration of, this Agreement; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (c) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 10.12 by the disclosing party, or (ii) becomes available to such party on a non-confidential basis from a source other than the Company, the Guarantor or their respective Subsidiaries which to such party’s knowledge is not prohibited from disclosing such Confidential Information to such party by a contractual or other legal obligation; (d) to the extent the Company, the Guarantors or any of their respective Subsidiaries shall have consented to such disclosure in writing; or (e) to any prospective Transferee or Participant in connection with any contemplated transfer of the Notes or any interest therein provided such Transferee or Participant agrees to treat the Confidential Information in a manner consistent with this Section 10.12.  Nothing herein shall prohibit the disclosure of Confidential Information in connection with any litigation or where such disclosure is pursuant to applicable laws, regulations, court order or similar legal process; provided, however, in the event that such party is requested or required by law to disclose any of the Confidential Information, such party shall provide the Company with written notice, unless notice is prohibited by law, of any such request or requirement so that the party may seek a protective order or other appropriate remedy; provided that no such notification shall be required in respect of any disclosure to regulatory authorities having jurisdiction over such party.

SECTION 10.13. Entire Agreement.  This Agreement, each of the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire agreement among the parties, relating to the subject matter hereof, and supersede any and all  previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 10.14. Replacement of Note.  Upon receipt of an affidavit of an officer of any of the Lenders as to loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note the Company will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

SECTION 10.15. Headings.  Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.16. Construction.  This Agreement is the result of negotiations between, and has been reviewed by, each of the Company, the Administrative Agent, the Lenders and their respective counsel.  Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against the Company, the Administrative Agent or any Lender.

SECTION 10.17. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

SECTION 10.18. USA PATRIOT ACT.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.

IN WITNESS WHEREOF, the Company, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

COMTECH TELECOMMUNICATIONS CORP.

By:____________________________
Name:  Fred Kornberg
Title:    President

Revolving Credit Commitment: $33,000,000	CITIBANK, N.A., as Administrative Agent and as a Lender

By:______________________________
Name: Stuart N. Berman
Title:   Vice President

Lending Office for Alternate Base Rate Loans and for Adjusted Libor Loans:

730 Veterans Memorial Highway
Hauppauge, New York  11788
Attention:    Relationship Officer
  Comtech Telecommunications Corp.
Telephone:          631-265-3430
Telecopy:            631-265-4888

Address for Notices:

730 Veterans Memorial Highway
Hauppauge, New York  11788
Attention:    Relationship Officer
  Comtech Telecommunications Corp.
Telephone:          631-265-3430
Telecopy:            631-265-4888

Revolving Credit Commitment: $20,000,000	JP MORGAN CHASE, N.A., as a Lender

By:______________________________
Name: Alicia T. Schreibstein
Title:   Vice President

Lending Office for Alternate Base Rate Loans and for Adjusted Libor Loans:

395 North Service Road
3rd Floor
Melville, New York  11747
Attention:    Relationship Manager
  Comtech Telecommunications Corp.
Telephone:          631-755-5160
Telecopy:            631-755-5184

Address for Notices:

395 North Service Road
3rd Floor
Melville, New York  11747
Attention:    Relationship Manager
  Comtech Telecommunications Corp.
Telephone:          631-755-5160
Telecopy:            631-755-5184

Revolving Credit Commitment: $18,500,000	BANK OF AMERICA, N.A., as a Lender

By:______________________________
Name:
Title:

Lending Office for Alternate Base Rate Loans and for Adjusted Libor Loans:

_______________________
_______________________
_______________________
Attention:
Telephone:
Telecopy:

Address for Notices:

_______________________
_______________________
_______________________
Attention:
Telephone:
Telecopy:

Revolving Credit Commitment: $18,500,000	MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:______________________________
Name:  William Terraglio
Title:    Vice President

Lending Office for Alternate Base Rate Loans and for Adjusted Libor Loans:

401 Broad Hollow Road
Melville, New York  11747
Attention:    Relationship Manager
  Comtech Telecommunications Corp.
Telephone:          631-501-4132
Telecopy:            631-501-4131

Address for Notices:

401 Broad Hollow Road
Melville, New York  11747
Attention:    Relationship Manager
  Comtech Telecommunications Corp.
Telephone:          631-501-4132
Telecopy:            631-501-4131

Revolving Credit Commitment: $10,000,000	NEW YORK COMMERCIAL BANK, as a Lender

By:______________________________
Name:  John Garside
Title:    Vice President

Lending Office for Alternate Base Rate Loans and for Adjusted Libor Loans:

One Jericho Plaza
2nd Floor, Wing B
Jericho, New York  11753
Attention:    Relationship Manager
  Comtech Telecommunications Corp.
Telephone:          516-942-6149
Telecopy:            516-942-6815

Address for Notices:

One Jericho Plaza
2nd Floor, Wing B
Jericho, New York  11753
Attention:    Relationship Manager
  Comtech Telecommunications Corp.
Telephone:          516-942-6149
Telecopy:            516-942-6815

EXHIBIT A

FORM OF
REVOLVING CREDIT NOTE

[$_______________]	Suffolk County, New York
 June __, 2009

FOR VALUE RECEIVED, COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation (the “Company”), promises to pay to the order of [___________________] (the “Lender”), on or before the Revolving Credit Commitment Termination Date, [_________________($________) DOLLARS], or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company under the Credit Agreement referred to below.

The Company promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined, and to make principal repayments on this Note at the times which shall be determined, in accordance with the provisions of the Credit Agreement referred to below.

This Note is one of the “Revolving Credit Notes” referred to in the Credit Agreement, dated as of June __, 2009, by and among the Company, the Lenders which from time to time are parties thereto and  Citibank, N.A., as Administrative Agent (as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”) and is issued pursuant to and entitled to the benefits of the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Credit Loans evidenced hereby were made and are to be repaid.  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The Lender and any subsequent holder of this Note each agrees, by its acceptance hereof, that before transferring this Note it shall record the date, Type, and amount of each Revolving Credit Loan, and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan previously made hereunder on the grid schedule annexed to this Note; provided, however, that the failure of the Lender or holder to set forth such Revolving Credit Loans, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay the Revolving Credit Loans made by the Lender in accordance with the terms of this Note.

This Note is subject to prepayment pursuant to Section 3.03 of the Credit Agreement.

Upon the occurrence and during the continuance of an Event of Default, the unpaid balance of the principal amount of this Note together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of

Citibank, N.A. as Administrative Agent for the Lenders under the Credit Agreement, located at 730 Veterans Memorial Highway, Hauppauge, New York  11788, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Company waives presentment, diligence, demand, protest, and notice of any kind in connection with this Note.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW, WHICH WOULD APPLY THE SUBSTANTIVE LAW OF ANY OTHER STATE.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

COMTECH TELECOMMUNICATIONS CORP.

By:_______________________________
Name:
Title:

SCHEDULE

Date	Principal	Type		Applicable	Amount of	Notation
of	Amount of	of	Interest	Interest	Principal	Made
Loan	Loan	Loan	Rate	Period	Paid	By

EXHIBIT B-1

FORM OF
COMPANY PLEDGE AGREEMENT

PLEDGE AGREEMENT, (the “Agreement”) dated as of _______________, by and between COMTECH TELECOMMUNICATIONS CORP., a Delaware corporation, having an office at 68 South Service Road, Suite 230, Melville, New York 11747 (the “Pledgor”) and CITIBANK, N.A. a national banking association organized under the laws of the United States of America, having an office at 730 Veterans Memorial Highway, Hauppauge, New York 11788, as Agent for the ratable benefit of the Lenders (as those terms are defined in the Credit Agreement referred to below) (in such capacity, the “Pledgee”).

RECITALS

A.           The Pledgor and the Pledgee, as Administrative Agent, and the Lenders party thereto, have entered into a Credit Agreement dated as of June __, 2009 (as the same may be hereafter amended, modified, restated or supplemented from time to time, the “Credit Agreement”) pursuant to which the Pledgor will receive Loans and other financial accommodations from the Lenders and will incur Obligations.

B.           The Pledgor is the beneficial owner of that percentage of the issued and outstanding capital stock or membership or other equity interests of each Non-Domestic Subsidiary and each Domestic Subsidiary (other than any Domestic Subsidiary that is wholly-owned by a Non-Domestic Subsidiary) listed on Schedule A attached hereto (collectively, the “Pledged Companies”) as indicated on such Schedule A.  All terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement..

C.           In order to induce the Lenders to extend credit to the Pledgor on and after the date hereof as provided in the Credit Agreement, the Pledgor wishes to grant to the Pledgee for the ratable benefit of the Lenders security and assurance in order to secure the payment and performance of all Obligations, and to that effect to pledge to the Pledgee for the ratable benefit of the Lenders, 100% of the issued and outstanding capital stock or other equity interests of the Pledged Companies which are Domestic Subsidiaries and 65% of the issued and outstanding capital stock or other equity interests of the Pledged Companies which are Non-Domestic Subsidiaries (the “Pledged Shares” or the “Pledged Interest”) including, without limitation, the Pledged Interests listed opposite the name of the Pledgor as more particularly described on Schedule A and, with respect to the Pledged Shares, as represented by the stock certificates referenced thereon.

Accordingly, the parties hereto agree as follows:

1.           Security Interest.  As security for the Obligations, including any and all renewals or extensions thereof, the Pledgor hereby delivers, pledges and assigns to the Pledgee for the ratable benefit of the Lenders and creates in the Pledgee for the ratable benefit of the Lenders a first security interest in all of the Pledgor’s right, title and interest in and to all of the Pledged Interests, together with all rights and privileges of the Pledgor with respect thereto, all proceeds, income and profits thereof and all property received with respect to the Pledged Interests in

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addition thereto, in exchange thereof or in substitution therefor (collectively, the “Collateral”).  The Pledgor has delivered to the Pledgee, with respect to the Pledged Shares existing on the date hereof, certificates evidencing such Pledged Shares, together with undated stock powers duly executed in blank by the Pledgor.

2.           Stock Dividends, Options, or Other Adjustments.  Subject and pursuant to Section 3 hereof and Section 7.14 of the Credit Agreement, the Pledgee shall receive, as Collateral, any and all additional shares of stock, membership interests or any other property of any kind distributable on or by reason of the Collateral pledged hereunder, whether in the form of or by way of dividends, warrants, partial liquidation, conversion, prepayments or redemptions (in whole or in part), liquidation, or otherwise with the exceptions of cash dividends or other cash distributions to the extent permitted under Section 7(a) hereof.  If any additional shares of capital stock, instruments, or other property in respect of the Pledged Interests against which a security interest can only be perfected by possession by the Pledgee, which are distributable on or by reason of the Collateral pledged hereunder, shall come into the possession or control of the Pledgor, the Pledgor shall hold or control in trust for Pledgee and the Lenders and forthwith transfer and deliver the same to the Pledgee subject to the provisions hereof.

3.           Delivery of Share Certificates; Stock Powers; Documents.  The Pledgor agrees to deliver all share certificates, undated stock powers duly executed in blank, documents, agreements, financing statements, amendments thereto, assignments or other writings as the Pledgee may request and which are required to carry out the terms of this Agreement or to protect or enforce the lien and security interest in the Collateral hereunder granted hereby to the Pledgee for the ratable benefit of the Lenders and further agrees to do and cause to be done, upon the Pledgee’s request, all things reasonably determined by the Pledgee to be necessary to perfect and keep in full force the lien in the Collateral hereunder granted hereby in favor of the Pledgee for the ratable benefit of the Lenders, including, but not limited to, the prompt payment of all reasonable documented out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue the lien and security interest in the Collateral hereunder granted hereby in favor of the Pledgee for the ratable benefit of the Lenders.  The Pledgor agrees to make appropriate entries upon its books and records (including without limitation its stock record and transfer books) disclosing the lien against the Collateral hereunder granted hereby to the Pledgee for the ratable benefit of the Lenders hereunder.  The Pledgor further agrees to promptly deliver to the Pledgee, or cause the corporation or other entity issuing the Collateral to deliver directly to the Pledgee, share certificates or other documents representing Collateral acquired or received after the date of this Agreement with an undated stock power duly executed by the Pledgor in blank, provided that the Pledgor shall not be required to pledge any portion of any Pledged Interest in any Pledged Company which is a Non-Domestic Subsidiary which when aggregated with all of the other Pledged Interests in such Pledged Company pledged to the Pledgee pursuant to this or any other Pledge Agreement would exceed 65% of the Pledged Interests in such Pledged Company entitled to vote (within the meaning of Treasury Regulation 1.956-2(c)(2) promulgated under the Code) (on a fully diluted basis) pledged to the Pledgee under this Agreement and such other Pledge Agreements; provided that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by the Pledgor of any additional Pledged Interests in excess of 65% under this Agreement and any other Pledge Agreement would not result in an increase in the aggregate net consolidated tax liabilities of the Pledgor and such Pledged Company, then promptly after the change in such laws, all such additional Pledged Interests shall be so pledged under this Agreement or such other Pledge

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Agreement, as applicable.  In no event shall the Pledgor be required to pledge any of the assets of any Subsidiary that is a controlled foreign corporation, as defined in Section 957(a) of the Code, including, but not limited to the stock of any Subsidiary held directly or indirectly by any such Subsidiary.  If at any time the Pledgee notifies the Pledgor that additional stock powers or other similar instruments endorsed in blank with respect to the Collateral are required, the Pledgor shall promptly execute in blank and deliver such stock powers as the Pledgee may request.

4.           Power of Attorney.  The Pledgor hereby constitutes and irrevocably appoints the Pledgee, with full power of substitution and revocation by the Pledgee, as Pledgor’s true and lawful attorney-in-fact, to the full extent permitted by law, at any time or times when an Event of Default has occurred and is continuing, to affix to certificates and documents representing the Collateral the stock powers delivered with respect thereto, to transfer or cause the transfer of the Collateral, or any part thereof on the books of the corporation or other entity issuing the same, to the name of the Pledgee or the Pledgee’s nominee and thereafter to exercise as to such Collateral all the rights, powers and remedies of an owner.  The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect the Pledgee’s and the Lenders’ interest in the Collateral and shall not impose any duty upon the Pledgee to exercise any power.  Subject to Section 11 hereof, this power of attorney shall be irrevocable as one coupled with an interest.

5.           Inducing Representations of the Pledgor.  The Pledgor makes the following representations and warranties to the Pledgee and the Lenders as of the date hereof; each and all of which shall survive the execution and delivery of this Agreement:

(a)           The information concerning the Pledged Companies and the Pledgor’s beneficial ownership of the Pledged Interests thereof that is contained in Schedule A is correct in all respects.

(b)           The Pledgor is the sole legal and beneficial owner of, and has good and indefeasible title to, the Pledged Interests pledged by the Pledgor, free and clear of all pledges, liens, security interests and other encumbrances and restrictions on the transfer and assignment thereof, other than the security interest created by this Agreement or as otherwise expressly permitted pursuant to the Credit Agreement, and has the unqualified right and authority to execute this Agreement and to pledge the Collateral to the Pledgee as provided for herein.

(c)           There are no outstanding options, warrants or other agreements to which the Pledged Companies or the Pledgor is a party with respect to the Pledged Interests pledged by the Pledgor.

(d)           The Pledged Shares pledged by the Pledgor have been validly issued and are fully paid and non-assessable; the holder or holders of the Pledged Interests are not and will not be subject to any personal liability as such holder under any applicable law; and are not subject to any charter, by-law, statutory, contractual or other restrictions governing their issuance, transfer, ownership or control except for such restrictions as would not prevent the Pledged Shares from being pledged pursuant hereto.

(e)           Any consent, approval or authorization of or designation or filing with any authority on the part of the Pledgor which is required in connection with the pledge and security

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interest granted under this Agreement has been obtained or effected except for such restrictions as would not prevent the Pledged Shares from being pledged pursuant hereto.

(f)           The execution and delivery of this Agreement by the Pledgor, and the performance by the Pledgor of its obligations hereunder, will not result in a violation of any mortgage, indenture, contract, instrument, judgment, decree, order, statute, rule or regulation to which the Pledgor is subject and which could be reasonably likely to result in a Material Adverse Effect.

(g)           The Pledgor has delivered to the Pledgee all instruments and stock certificates, if any, representing the Pledged Shares, duly endorsed in blank or accompanied by an assignment or assignments sufficient to transfer title thereto.  There are neither any instruments or certificates evidencing the Pledged Rights nor registration books in which ownership of the Pledged Rights is recorded.

6.           Obligations of the Pledgor.  The Pledgor hereby covenants and agrees with the Pledgee and the Lenders as follows:

(a)           The Pledgor will not sell, transfer or convey any interest in, or suffer or permit any lien or encumbrance to be created upon or with respect to, any of the Collateral (other than as created under this Agreement and the Credit Agreement) during the term of the pledge established hereby.

(b)           The Pledgor will, at its own expense, at any time and from time to time at the Pledgee’s request, do, make, procure, execute and deliver all acts, things, writings, assurances and other documents as may be required by the Pledgee to preserve, establish, demonstrate or enforce the Pledgee’s rights, interests and remedies created by, provided in, or emanating from, this Agreement.

(c)           The Pledgor agrees, except as permitted by the Credit Agreement and with respect to the Pledged Shares, that (i) it shall not permit any Pledged Company to issue certificates representing the Pledged Interests without the Pledgee’s written consent and (ii) it shall cause each Pledged Company to issue certificates with respect to any Pledged Interests at the Pledgee’s request.

7.           Rights of the Pledgor.  So long as no Event of Default has occurred and is continuing, and so long as the Pledgee has not transferred the Collateral to its own name under Section 8 hereof:

(a)           The Pledgor shall be entitled to receive and retain any cash dividends and other cash distributions paid on the Collateral, in each case, solely to the extent permitted pursuant to the Credit Agreement.

(b)           The Pledgor shall be entitled to vote or consent or grant waivers or ratifications with respect to the Collateral in any manner not inconsistent with this Agreement, the Credit Agreement or any other Loan Document.   The Pledgor hereby grants to the Pledgee an irrevocable proxy to vote the Collateral, which proxy shall be effective immediately upon the occurrence of and during the continuance of an Event of Default or registration of the Collateral

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in the name of the Pledgee pursuant to Section 8 hereof.  Upon request of the Pledgee, the Pledgor agrees to deliver to the Pledgee such further evidence of such irrevocable proxy or such further irrevocable proxy to vote the Collateral during the continuance of an Event of Default as the Pledgee may request.

8.           Rights of the Pledgee.  At any time when an Event of Default has occurred and is continuing, the Pledgee may in its sole discretion:

(a)           Cause the Collateral to be transferred to its name or to the name of its nominee or nominees and thereafter exercise as to such Collateral all of the rights, powers and remedies of an owner.

(b)           Collect by legal proceedings or otherwise all dividends, interest, principal payments, capital distributions and other sums now or hereafter payable on account of said Collateral, and hold the same as part of the Collateral, or apply the same to any of the Obligations in such manner and order as the Pledgee may decide in its sole discretion.

(c)           Enter into any extension, subordination, reorganization, deposit, merger, or consolidation agreement, or any other agreement relating to or affecting the Collateral, and in connection therewith deposit or surrender control of the Collateral thereunder, and accept other property in exchange therefor and hold and apply such property or money so received in accordance with the provisions hereof.

(d)           Discharge any taxes, liens, security interests or other encumbrances levied or placed on the Collateral or pay for the maintenance and preservation of the Collateral; the amount of such payments, plus any and all fees, costs and expenses of the Pledgee (including reasonable attorneys’ fees and disbursements) in connection therewith shall, at the Pledgee’s option, be (i) reimbursed by the Pledgor on demand, with interest thereon from the date paid by Pledgee at two percent (2%) per annum above the Alternate Base Rate or (ii) added to the Obligations secured hereby.

9.           Event of Default; Remedies.  Upon the occurrence and continuance of an Event of Default:

(a)           In addition to all the rights and remedies of a secured party under applicable law, the Pledgee shall have the right, without demand of performance or other demand, advertisement or notice of any kind, except as specified below, to or upon Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the extent permitted by law), to proceed forthwith to collect, receive, appropriate and realize upon the Collateral, or any part thereof and to proceed forthwith to sell, assign, give an option or options to purchase, contract to sell, or otherwise dispose of and deliver the Collateral or any part thereof in one or more parcels at public or private sale or sales at any stock exchange or broker’s board or at any of the Pledgee’s offices or elsewhere at such prices and on such terms (including, without limitation, a requirement that any purchaser of all or any part of the Collateral shall be required to purchase any securities constituting the Collateral solely for investment and without any intention to make a distribution thereof) as the Pledgee in its sole and absolute discretion deems appropriate without any liability for any loss due to decrease in the market value of the Collateral during the period held.  The Pledgee agrees that if

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notice of sale shall be required by law such notification shall be deemed reasonable and properly given if mailed to the Pledgor, postage prepaid, at least ten (10) days before any such disposition, to the address indicated in Section 13(c) below.  Any disposition of the Collateral or any part thereof may be for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Pledgee to purchase all or any part of the Collateral so sold at any such sale or sales, public or private, free of any equity or right of redemption in the Pledgor, which right or equity is, to the extent permitted by applicable law, hereby expressly waived and released by the Pledgor.

(b)           All of the Pledgee’s rights and remedies, including but not limited to the foregoing, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as the Pledgee may deem expedient.

(c)           The Pledgee may elect to obtain (at the Pledgor’s expense) the advice of any independent investment banking firm with respect to the method and manner of sale or other disposition of any of the Collateral, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition.  The Pledgee, in its sole discretion, may elect to sell on such credit terms which it deems reasonable.  The sale of any of the Collateral on credit terms shall not relieve the Pledgor of its liability under any Loan Document until its Obligations have been paid in full.  All payments received by the Pledgee in respect of a sale of Collateral shall be applied to the Obligations in the manner provided in Section 10 hereof, as and when such payments are received.

(d)           The Pledgor recognizes that the Pledgee may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in any applicable securities law, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view for the distribution or resale thereof.  The Pledgor agrees that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sale, and that the Pledgee has no obligation to delay the sale of any Collateral for the period of time necessary to permit the registration of the Collateral for public sale under the Securities Act of 1933, as amended.  The Pledgor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(e)           If any consent, approval or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Collateral, or any partial disposition of the Collateral, the Pledgor will execute all such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use its best efforts to secure such sale or other disposition of the Collateral as the Pledgee may reasonably deem necessary pursuant to the terms of this Agreement.

(f)           Upon any sale or other disposition, the Pledgee shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold or disposed of.  Each purchaser at any such sale or other disposition (including the Pledgee) shall hold the Collateral free from any claim or right of the Pledgor of whatever kind, including any equity or right of

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redemption of the Pledgor.  The Pledgor specifically waives, to the extent permitted by applicable laws, all rights of redemption, stay or appraisal which it had or may have under any rule of law or statute now existing or hereafter adopted.

(g)           The Pledgee shall not be obligated to make any sale or other disposition, unless the terms thereof shall be satisfactory to it.  The Pledgee may, subject to applicable laws, without notice or publication, adjourn any private or public sale, and, upon ten (10) days’ prior notice to the Pledgor, hold such sale at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Collateral, on credit or future delivery, the Collateral so sold may be retained by the Pledgee until the selling price is paid by the purchaser thereof, but the Pledgee and the Lenders shall incur no liability in the case of the failure of such purchaser to take up and pay for the property so sold and, in case of any such failure, such property may again be sold as herein provided.

10.           Disposition of Proceeds.

(a)           The proceeds of any sale or disposition of all or any part of the Collateral shall be applied by the Pledgee in the following order:

(i)           to the payment in full of the costs and expenses of such sale or sales, collections, and the protection, declaration and enforcement of any security interest granted hereunder including the reasonable compensation of the Pledgee’s agents and attorneys;

(ii)          to the payment of the Obligations; and

(iii)         to the payment to the Pledgor of any surplus then remaining from such proceeds, subject to the rights of any holder of a lien on the Collateral of which the Pledgee has actual notice.

(b)           In the event that the proceeds of any sale or other disposition of the Collateral are insufficient to cover the principal of, and premium, if any, and interest on, the Obligations secured thereby plus costs and expenses of the sale or other disposition, the Pledgor shall remain liable for any deficiency.

11.           Termination.  This Agreement shall continue in full force and effect until all of the Obligations shall have been indefeasibly paid in full and satisfied, and the Credit Agreement shall have been terminated.  Subject to any sale or other disposition by the Pledgee of the Collateral or any part thereof pursuant to this Agreement, the Collateral (together with the undated stock powers delivered by the Pledgor to the Pledgee) shall be returned to the Pledgor upon full payment, satisfaction and termination of all of the Obligations.

12.           Expenses of the Pledgee.  All reasonable out of pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Pledgee in connection with the perfection and continuation of the security interest granted hereunder and any actual or attempted sale or exchange of, or any enforcement, collection, compromise or settlement respecting, the Collateral, or any other action taken by the Pledgee hereunder whether directly or as attorney-in-fact pursuant to a power of attorney or other authorization herein conferred, for the purpose of

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satisfaction of the liability of the Pledgor for failure to pay the Obligations or as additional amounts owing by the Pledgor to cover the Pledgee’s costs of acting against the Collateral, shall be deemed an Obligation of the Pledgor for all purposes of this Agreement and the Pledgee may apply the Collateral to payment of or reimbursement of itself for such liability.

13.           General Provisions.

(a)           All capitalized terms used in this Agreement and not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

(b)           The Pledgee and its assigns shall have no obligation in respect of the Collateral, except to use reasonable care in holding the Collateral and to hold and dispose of the same in accordance with the terms of this Agreement.

(c)           All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:

(i)           if to the Pledgee, at:

Citibank, N.A. as Administrative Agent
730 Veterans Memorial Highway
Hauppauge, New York 11788
Attention:	Relationship Manager –Comtech Telecommunications Corp.
Telecopy:	(631) 265-4888

(ii)           if to Pledgor, at:

Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, New York 11747
Attention:	Chief Financial Officer
Telecopy:	(631) 962-7001

(iii)           As to each party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 13(c).

(d)           No failure on the part of the Pledgee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Pledgee of any right, power or remedy hereunder preclude any other or future exercise thereof, or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and are not exclusive of any remedies provided by law or any other agreement.  The representations, covenants and agreements of the Pledgor herein

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contained shall survive the date hereof.  Neither this Agreement nor the provisions hereof can be changed, waived or terminated except by a written agreement signed by the Pledgor and the Pledgee (acting with the required consent of the Lenders as provided in the Credit Agreement).  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns except that the Pledgor may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any such assignment or transfer without such consent shall be null and void).

14.  APPLICABLE LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW, WHICH WOULD APPLY THE SUBSTANTIVE LAW OF ANY OTHER STATE.  THE PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF OR THEREOF  OR THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM IS A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE LAWS GOVERNING CIVIL PROCEDURE.  THE PLEDGOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  THE PLEDGOR AND THE PLEDGEE EACH  KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING THERETO, AND AGREES THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR

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HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE PLEDGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE PLEDGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PLEDGEE OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THEY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDERS TO ENTER INTO THE CREDIT AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

COMTECH TELECOMMUNICATIONS CORP.

By:___________________________
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By: ___________________________
Name:
Title:

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SCHEDULE A

1.           Pledged Company: _____________
Jurisdiction of Incorporation: _____________
Stock owned by Pledgor
Class: ______________
Number of Shares: ___________
Stock Certificate No.: ____________
Percentage of issued and outstanding shares: 100%

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EXHIBIT B-2

FORM OF
GUARANTOR PLEDGE AGREEMENT

PLEDGE AGREEMENT, (the “Agreement”) dated as of June __, 2009, by and between _____________________________, a ____________ corporation, having an office at 68 South Service Road, Suite 230, Melville, New York 11747 (the “Pledgor”) and CITIBANK, N.A., a national banking association organized under the laws of the United States of America, having an office at 730 Veterans Memorial Highway, Hauppauge, New York 11788, as Administrative Agent for the ratable benefit of the Lenders (as those terms are defined in the Credit Agreement referred to below) (in such capacity, the “Pledgee”).

RECITALS

A.           Comtech Telecommunications Corp., a Delaware corporation (the “Company”), Pledgee, as Administrative Agent, and the Lenders party thereto, have entered into a Credit Agreement dated as of June __, 2009 (as the same may be hereafter amended, modified, restated or supplemented from time to time, the “Credit Agreement”) pursuant to which the Company will receive Loans and other financial accommodations from the Lenders and will incur Obligations.

B.           Pursuant to a Guaranty dated the date hereof, the Pledgor has guaranteed the payment by the Company of all its Obligations (the obligations of the Pledgor under such Guaranty are hereinafter referred to as the “Guaranty Obligations”).

C.           The Pledgor is the beneficial owner of that percentage of the issued and outstanding capital stock or membership or other equity interests of each Non-Domestic Subsidiary and each Domestic Subsidiary (other than any Domestic Subsidiary that is wholly-owned by a Non-Domestic Subsidiary) of the Pledgor listed on Schedule A attached hereto (collectively, the “Pledged Companies”) as indicated on such Schedule A.  All terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

D.           In order to induce the Lenders to enter into the Credit Agreement and to extend credit to the Company on and after the date hereof as provided in the Credit Agreement, the Pledgor wishes to grant to the Pledgee for the ratable benefit of the Lenders security and assurance in order to secure the payment and performance of all its Guaranty Obligations, and to that effect to pledge to the Pledgee for the ratable benefit of the Lenders, 100% of the issued and outstanding capital stock or other equity interests of the Pledged Companies which are Domestic Subsidiaries and 65% of all of the issued and outstanding capital stock or other equity interests of the Pledged Companies which are Non-Domestic Subsidiaries (the “Pledged Shares” or “Pledged Interests”) including, without limitation, the Pledged Interests listed opposite the name of the Pledgor as more particularly described on Schedule A and, with respect to the Pledged Shares, as represented by the stock certificates referenced thereon.

Accordingly, the parties hereto agree as follows:

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1.           Security Interest.  As security for the Guaranty Obligations, including any and all renewals or extensions thereof, the Pledgor hereby delivers, pledges and assigns to the Pledgee for the ratable benefit of the Lenders and creates in the Pledgee for the ratable benefit of the Lenders a first security interest in all of the Pledgor’s right, title and interest in and to all of the Pledged Interests, together with all rights and privileges of the Pledgor with respect thereto, all proceeds, income and profits thereof and all property received with respect to the Pledged Interests in addition thereto, in exchange thereof or in substitution therefor (collectively, the “Collateral”).  The Pledgor has delivered to the Pledgee, with respect to the Pledged Shares existing on the date hereof, certificates evidencing such Pledged Shares, together with undated stock powers duly executed in blank by the Pledgor.

2.           Stock Dividends, Options, or Other Adjustments.  Subject and pursuant to Section 3 hereof and Section 7.14 of the Credit Agreement, the Pledgee shall receive, as Collateral, any and all additional shares of stock, membership interests or any other property of any kind distributable on or by reason of the Collateral pledged hereunder, whether in the form of or by way of dividends, warrants, partial liquidation, conversion, prepayments or redemptions (in whole or in part), liquidation, or otherwise with the exceptions of cash dividends or other cash distributions to the extent permitted under Section 7(a) hereof.  If any additional shares of capital stock, instruments, or other property in respect of the Pledged Interests against which a security interest can only be perfected by possession by the Pledgee, which are distributable on or by reason of the Collateral pledged hereunder, shall come into the possession or control of the Pledgor, the Pledgor shall hold or control in trust for Pledgee and the Lenders and forthwith transfer and deliver the same to the Pledgee subject to the provisions hereof.

3.           Delivery of Share Certificates; Stock Powers; Documents.  The Pledgor agrees to deliver all share certificates, undated stock powers duly executed in blank, documents, agreements, financing statements, amendments thereto, assignments or other writings as the Pledgee may request and which are required to carry out the terms of this Agreement or to protect or enforce the lien and security interest in the Collateral hereunder granted hereby to the Pledgee for the ratable benefit of the Lenders and further agrees to do and cause to be done, upon the Pledgee’s request, all things reasonably determined by the Pledgee to be necessary to perfect and keep in full force the lien in the Collateral hereunder granted hereby in favor of the Pledgee for the ratable benefit of the Lenders, including, but not limited to, the prompt payment of all reasonable documented out-of-pocket fees and expenses incurred in connection with any filings made to perfect or continue the lien and security interest in the Collateral hereunder granted hereby in favor of the Pledgee for the ratable benefit of the Lenders.  The Pledgor agrees to make appropriate entries upon its books and records (including without limitation its stock record and transfer books) disclosing the lien against the Collateral hereunder granted hereby to the Pledgee for the ratable benefit of the Lenders hereunder.  The Pledgor further agrees to promptly deliver to the Pledgee, or cause the corporation or other entity issuing the Collateral to deliver directly to the Pledgee, share certificates or other documents representing Collateral acquired or received after the date of this Agreement with an undated stock power duly executed by the Pledgor in blank provided that the Pledgor shall not be required to pledge any portion of any Pledged Interest in any Pledged Company which is a Non-Domestic Subsidiary which when aggregated with all of the other Pledged Interests in such Pledged Company pledged to the Pledgee pursuant to this or any other Pledge Agreement would exceed 65% of the Pledged Interests in such Pledged Company entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) (on a fully diluted basis) pledged to the Pledgee under this

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Agreement and such other Pledge Agreements; provided that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by the Pledgor of any additional Pledged Interests in excess of 65% under this Agreement and any other Pledge Agreement would not result in an increase in the aggregate net consolidated tax liabilities of the Pledgor and such Pledged Company, then promptly after the change in such laws, all such additional Pledged Interests shall be so pledged under this Agreement or such other Pledge Agreement, as applicable.  In no event shall the Pledgor be required to pledge any of the assets of any Subsidiary that is a controlled foreign corporation, as defined in Section 957(a) of the Code, including, but not limited to the stock of any Subsidiary held directly or indirectly by any such Subsidiary.  If at any time the Pledgee notifies the Pledgor that additional stock powers or other similar instruments endorsed in blank with respect to the Collateral are required, the Pledgor shall promptly execute in blank and deliver such stock powers as the Pledgee may request.

4.           Power of Attorney.  The Pledgor hereby constitutes and irrevocably appoints the Pledgee, with full power of substitution and revocation by the Pledgee, as Pledgor’s true and lawful attorney-in-fact, to the full extent permitted by law, at any time or times when an Event of Default has occurred and is continuing, to affix to certificates and documents representing the Collateral the stock powers delivered with respect thereto, to transfer or cause the transfer of the Collateral, or any part thereof on the books of the corporation or other entity issuing the same, to the name of the Pledgee or the Pledgee’s nominee and thereafter to exercise as to such Collateral all the rights, powers and remedies of an owner.  The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect the Pledgee’s and the Lenders’ interest in the Collateral and shall not impose any duty upon the Pledgee to exercise any power.  Subject to Section 11 hereof, this power of attorney shall be irrevocable as one coupled with an interest.

5.           Inducing Representations of the Pledgor.  The Pledgor makes the following representations and warranties to the Pledgee and the Lenders as of the date hereof; each and all of which shall survive the execution and delivery of this Agreement:

(a)           The information concerning the Pledged Companies and the Pledgor’s beneficial ownership of the Pledged Interests thereof that is contained in Schedule A is correct in all respects.

(b)           The Pledgor is the sole legal and beneficial owner of, and has good and indefeasible title to, the Pledged Interests pledged by the Pledgor, free and clear of all pledges, liens, security interests and other encumbrances and restrictions on the transfer and assignment thereof, other than the security interest created by this Agreement or as otherwise expressly permitted pursuant to the Credit Agreement, and has the unqualified right and authority to execute this Agreement and to pledge the Collateral to the Pledgee as provided for herein.

(c)           There are no outstanding options, warrants or other agreements to which the Pledged Companies or the Pledgor is a party with respect to the Pledged Interests pledged by the Pledgor.

(d)           The Pledged Shares pledged by the Pledgor have been validly issued and are fully paid and non-assessable; the holder or holders of the Pledged Interests are not and will not be subject to any personal liability as such holder under any applicable law; and are not

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subject to any charter, by-law, statutory, contractual or other restrictions governing their issuance, transfer, ownership or control except for such restrictions as would not prevent the Pledged Shares from being pledged pursuant hereto.

(e)           Any consent, approval or authorization of or designation or filing with any authority on the part of the Pledgor which is required in connection with the pledge and security interest granted under this Agreement has been obtained or effected except for such restrictions as would not prevent the Pledged Shares from being pledged pursuant hereto.

(f)           The execution and delivery of this Agreement by the Pledgor, and the performance by the Pledgor of its obligations hereunder, will not result in a violation of any mortgage, indenture, contract, instrument, judgment, decree, order, statute, rule or regulation to which the Pledgor is subject and which could be reasonably likely to result in a Material Adverse Effect.

(g)           The Pledgor has delivered to the Pledgee all instruments and stock certificates, if any, representing the Pledged Shares, duly endorsed in blank or accompanied by an assignment or assignments sufficient to transfer title thereto.  There are neither any instruments or certificates evidencing the Pledged Rights nor registration books in which ownership of the Pledged Rights is recorded.

6.           Obligations of the Pledgor.  The Pledgor hereby covenants and agrees with the Pledgee and the Lenders as follows:

(a)           The Pledgor will not sell, transfer or convey any interest in, or suffer or permit any lien or encumbrance to be created upon or with respect to, any of the Collateral (other than as created under this Agreement and the Credit Agreement) during the term of the pledge established hereby.

(b)           The Pledgor will, at its own expense, at any time and from time to time at the Pledgee’s request, do, make, procure, execute and deliver all acts, things, writings, assurances and other documents as may be required by the Pledgee to preserve, establish, demonstrate or enforce the Pledgee’s rights, interests and remedies created by, provided in, or emanating from, this Agreement.

(c)           The Pledgor agrees, except as permitted in the Credit Agreement and with respect to the Pledged Shares, that (i) it shall not permit any Pledged Company to issue certificates representing the Pledged Interests without the Pledgee’s written consent and (ii) it shall cause each Pledged Company to issue certificates with respect to any Pledged Interests at the Pledgee’s request.

7.           Rights of the Pledgor.  So long as no Event of Default has occurred and is continuing, and so long as the Pledgee has not transferred the Collateral to its own name under Section 8 hereof:

(a)           The Pledgor shall be entitled to receive and retain any cash dividends and other cash distributions paid on the Collateral, in each case, solely to the extent permitted pursuant to the Credit Agreement.

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(b)           The Pledgor shall be entitled to vote or consent or grant waivers or ratifications with respect to the Collateral in any manner not inconsistent with this Agreement, the Credit Agreement or any other Loan Document.   The Pledgor hereby grants to the Pledgee an irrevocable proxy to vote the Collateral, which proxy shall be effective immediately upon the occurrence of and during the continuance of an Event of Default or registration of the Collateral in the name of the Pledgee pursuant to Section 8 hereof.  Upon request of the Pledgee, the Pledgor agrees to deliver to the Pledgee such further evidence of such irrevocable proxy or such further irrevocable proxy to vote the Collateral during the continuance of an Event of Default as the Pledgee may request.

8.           Rights of the Pledgee.  At any time when an Event of Default has occurred and is continuing, the Pledgee may in its sole discretion:

(a)           Cause the Collateral to be transferred to its name or to the name of its nominee or nominees and thereafter exercise as to such Collateral all of the rights, powers and remedies of an owner.

(b)           Collect by legal proceedings or otherwise all dividends, interest, principal payments, capital distributions and other sums now or hereafter payable on account of said Collateral, and hold the same as part of the Collateral, or apply the same to any of the Guaranty Obligations in such manner and order as the Pledgee may decide in its sole discretion.

(c)           Enter into any extension, subordination, reorganization, deposit, merger, or consolidation agreement, or any other agreement relating to or affecting the Collateral, and in connection therewith deposit or surrender control of the Collateral thereunder, and accept other property in exchange therefor and hold and apply such property or money so received in accordance with the provisions hereof.

(d)           Discharge any taxes, liens, security interests or other encumbrances levied or placed on the Collateral or pay for the maintenance and preservation of the Collateral; the amount of such payments, plus any and all fees, costs and expenses of the Pledgee (including reasonable attorneys’ fees and disbursements) in connection therewith shall, at the Pledgee’s option, be (i) reimbursed by the Pledgor on demand, with interest thereon from the date paid by Pledgee at [*] per annum above the Alternate Base Rate or (ii) added to the Guaranty Obligations secured hereby.

9.           Event of Default; Remedies.  Upon the occurrence and continuance of an Event of Default:

(a)           In addition to all the rights and remedies of a secured party under applicable law, the Pledgee shall have the right, without demand of performance or other demand, advertisement or notice of any kind, except as specified below, to or upon Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby

__________________________________

Note: Redacted portions have been marked with [*]. The redacted portions are subject to a request for confidential treatment that has been submitted to the Securities and Exchange Commission.
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expressly waived to the extent permitted by law), to proceed forthwith to collect, receive, appropriate and realize upon the Collateral, or any part thereof and to proceed forthwith to sell, assign, give an option or options to purchase, contract to sell, or otherwise dispose of and deliver the Collateral or any part thereof in one or more parcels at public or private sale or sales at any stock exchange or broker’s board or at any of the Pledgee’s offices or elsewhere at such prices and on such terms (including, without limitation, a requirement that any purchaser of all or any part of the Collateral shall be required to purchase any securities constituting the Collateral solely for investment and without any intention to make a distribution thereof) as the Pledgee in its sole and absolute discretion deems appropriate without any liability for any loss due to decrease in the market value of the Collateral during the period held.  The Pledgee agrees that if notice of sale shall be required by law such notification shall be deemed reasonable and properly given if mailed to the Pledgor, postage prepaid, at least ten (10) days before any such disposition, to the address indicated in Section 13(c) below.  Any disposition of the Collateral or any part thereof may be for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Pledgee to purchase all or any part of the Collateral so sold at any such sale or sales, public or private, free of any equity or right of redemption in the Pledgor, which right or equity is, to the extent permitted by applicable law, hereby expressly waived and released by the Pledgor.

(b)           All of the Pledgee’s rights and remedies, including but not limited to the foregoing, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as the Pledgee may deem expedient.

(c)           The Pledgee may elect to obtain (at the Pledgor’s expense) the advice of any independent investment banking firm with respect to the method and manner of sale or other disposition of any of the Collateral, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition.  The Pledgee, in its sole discretion, may elect to sell on such credit terms which it deems reasonable.  The sale of any of the Collateral on credit terms shall not relieve the Pledgor of its liability under any Loan Document until its Guaranty Obligations have been paid in full.  All payments received by the Pledgee in respect of a sale of Collateral shall be applied to the Guaranty Obligations in the manner provided in Section 10 hereof, as and when such payments are received.

(d)           The Pledgor recognizes that the Pledgee may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in any applicable securities law, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view for the distribution or resale thereof.  The Pledgor agrees that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sale, and that the Pledgee has no obligation to delay the sale of any Collateral for the period of time necessary to permit the registration of the Collateral for public sale under the Securities Act of 1933, as amended.  The Pledgor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(e)           If any consent, approval or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other

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disposition of the Collateral, or any partial disposition of the Collateral, the Pledgor will execute all such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use its best efforts to secure such sale or other disposition of the Collateral as the Pledgee may reasonably deem necessary pursuant to the terms of this Agreement.

(f)           Upon any sale or other disposition, the Pledgee shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold or disposed of.  Each purchaser at any such sale or other disposition (including the Pledgee) shall hold the Collateral free from any claim or right of the Pledgor of whatever kind, including any equity or right of redemption of the Pledgor.  The Pledgor specifically waives, to the extent permitted by applicable laws, all rights of redemption, stay or appraisal which it had or may have under any rule of law or statute now existing or hereafter adopted.

(g)           The Pledgee shall not be obligated to make any sale or other disposition, unless the terms thereof shall be satisfactory to it.  The Pledgee may, subject to applicable laws, without notice or publication, adjourn any private or public sale, and, upon ten (10) days’ prior notice to the Pledgor, hold such sale at any time or place to which the same may be so adjourned.  In case of any sale of all or any part of the Collateral, on credit or future delivery, the Collateral so sold may be retained by the Pledgee until the selling price is paid by the purchaser thereof, but the Pledgee and the Lenders shall incur no liability in the case of the failure of such purchaser to take up and pay for the property so sold and, in case of any such failure, such property may again be sold as herein provided.

10.           Disposition of Proceeds.

(a)           The proceeds of any sale or disposition of all or any part of the Collateral shall be applied by the Pledgee in the following order:

(i)           to the payment in full of the costs and expenses of such sale or sales, collections, and the protection, declaration and enforcement of any security interest granted hereunder including the reasonable compensation of the Pledgee’s agents and attorneys;

(ii)          to the payment of the Guaranty Obligations; and

(iii)         to the payment to the Pledgor of any surplus then remaining from such proceeds, subject to the rights of any holder of a lien on the Collateral of which the Pledgee has actual notice.

(b)           In the event that the proceeds of any sale or other disposition of the Collateral are insufficient to cover the principal of, and premium, if any, and interest on, the Guaranty Obligations secured thereby plus costs and expenses of the sale or other disposition, the Pledgor shall remain liable for any deficiency.

11.           Termination.  This Agreement shall continue in full force and effect until all of the Guaranty Obligations shall have been indefeasibly paid in full and satisfied, and the Credit Agreement shall have been terminated.  Subject to any sale or other disposition by the Pledgee of

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the Collateral or any part thereof pursuant to this Agreement, the Collateral (together with the undated stock powers delivered by the Pledgor to the Pledgee) shall be returned to the Pledgor upon full payment, satisfaction and termination of all of the Guaranty Obligations.

12.           Expenses of the Pledgee.  All reasonable out of pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Pledgee in connection with the perfection and continuation of the security interest granted hereunder and any actual or attempted sale or exchange of, or any enforcement, collection, compromise or settlement respecting, the Collateral, or any other action taken by the Pledgee hereunder whether directly or as attorney-in-fact pursuant to a power of attorney or other authorization herein conferred, for the purpose of satisfaction of the liability of the Pledgor for failure to pay the Guaranty Obligations or as additional amounts owing by the Pledgor to cover the Pledgee’s costs of acting against the Collateral, shall be deemed a Guaranty Obligation of the Pledgor for all purposes of this Agreement and the Pledgee may apply the Collateral to payment of or reimbursement of itself for such liability.

13.           General Provisions.

(a)           All capitalized terms used in this Agreement and not defined herein shall have the respective meanings assigned to them in the Credit Agreement.

(b)           The Pledgee and its assigns shall have no obligation in respect of the Collateral, except to use reasonable care in holding the Collateral and to hold and dispose of the same in accordance with the terms of this Agreement.

(c)           All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:

(i)           if to the Pledgee, at:

Citibank, N.A., as Administrative Agent
730 Veterans Memorial Highway
Hauppauge, New York 11788
Attention:	Relationship Manager – Comtech Telecommunications Corp.
Telecopy:	(631) 265-4888

(ii)           if to Pledgor, at:

c/o Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, New York 11747
Attention:	Chief Financial Officer
Telecopy:	(631) 962-7001

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(iii)  As to each party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 13(c).

(d)           No failure on the part of the Pledgee to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Pledgee of any right, power or remedy hereunder preclude any other or future exercise thereof, or the exercise of any other right, power or remedy.  The remedies herein provided are cumulative and are not exclusive of any remedies provided by law or any other agreement.  The representations, covenants and agreements of the Pledgor herein contained shall survive the date hereof.  Neither this Agreement nor the provisions hereof can be changed, waived or terminated except by a written agreement signed by the Pledgor and the Pledgee (acting with the required consent of the Lenders as provided in the Credit Agreement).  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns except that the Pledgor may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any such assignment or transfer without such consent shall be null and void.

14.  APPLICABLE LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW, WHICH WOULD APPLY THE SUBSTANTIVE LAW OF ANY OTHER STATE.  THE PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF OR THEREOF  OR THEREOF MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PLEDGOR AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM IS A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE LAWS GOVERNING CIVIL PROCEDURE.  THE PLEDGOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR

B-2-9

ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  THE PLEDGOR AND THE PLEDGEE EACH  KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING THERETO, AND AGREES THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, THE PLEDGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE PLEDGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PLEDGEE OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THEY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDERS TO ENTER INTO THE CREDIT AGREEMENT.

B-2-10

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

[PLEDGOR]

By:___________________________
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By: ________________________
Name:
Title:

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SCHEDULE A

1.           Pledged Company:
Jurisdiction of Incorporation:
Stock owned by Pledgor
Class:
Number of Shares
Stock Certificate no.
Percentage of issued and outstanding shares:  65%

2.           Pledged Company:
Jurisdiction of Incorporation:
Stock owned by Pledgor
Class
Number of Shares
Stock Certificate Nos.
Percentage of issued and outstanding shares: 65%
Pledged Interests:

3.           Pledged Company:
Jurisdiction of Incorporation:
Stock owned by Pledgor
Class
Number of Shares
Stock Certificate Nos.
Percentage of issued and outstanding shares: 65%
Pledged Interests:

B-2-12

EXHIBIT C

FORM OF
GUARANTY

THIS GUARANTY is entered into as of the __ day of June, 2009, by EACH OF THE UNDERSIGNED (each a “Guarantor” and, collectively, the “Guarantors”) in favor of and for the benefit of the Administrative Agent and the Lenders, as defined in the Credit Agreement referred to below.

RECITALS

A.           Pursuant to a Credit Agreement, dated as of the date hereof, by and among Comtech Telecommunications Corp. (the “Company”),  Citibank, N.A., as Administrative Agent, (the “Administrative Agent”) and the Lenders from time to time parties thereto (as the same may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), the Company will receive Loans and other financial accommodations from the Administrative Agent and Lenders and will incur Obligations.

B.           The Guarantors, being members of a group of entities affiliated with the Company and being engaged in related businesses will receive direct and indirect benefits from such Loans and financial accommodations.

C.           Each Guarantor wishes to grant the Administrative Agent and Lenders security and assurance in order to secure the payment and performance by the Company of all of its present and future Obligations, and, to that effect, to guaranty the Obligations as set forth herein.

Accordingly, each Guarantor hereby agrees as follows:

1.           Guaranty.

(a)           Each Guarantor, jointly and severally, absolutely, unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders the full and punctual payment by the Company, when due, whether at the stated due date, by acceleration or otherwise, of all Obligations of the Company, howsoever created, arising or evidenced, voluntary or involuntary, whether direct or indirect, absolute or contingent now, or hereafter existing or owing to the Administrative Agent or the Lenders under the Credit Agreement, the Notes or the other Loan Documents (collectively, the “Guaranteed Obligations”).  This Guaranty is an absolute, unconditional, continuing guaranty of payment and not of collection of the Guaranteed Obligations and includes Guaranteed Obligations arising from successive transactions which shall either continue such Guaranteed Obligations or from time to time renew such Guaranteed Obligations after the same have been satisfied.  This Guaranty is in no way conditioned upon any attempt to collect from the Company or upon any other event or contingency, and shall be binding upon and enforceable against each Guarantor without regard to the validity or enforceability of the Credit Agreement, the Notes or any other Loan Document or of any term of any thereof.  If for any reason the Company shall fail or be unable duly and punctually to pay any of the Guaranteed Obligations (including, without limitation, amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), each Guarantor will forthwith pay the same, in cash, immediately upon demand.

(b)           In the event the Credit Agreement, any Note or any other Loan Document shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of the Company or any of its properties in any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, each Guarantor’s obligations hereunder shall continue to the same extent as if the Credit Agreement, such Note or such other Loan Document had not been so rejected.

(c)           Each Guarantor shall pay all reasonable out of  pocket costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and damages incurred in connection with the enforcement of this Guaranty and of the Guaranteed Obligations of the Company under the Credit Agreement or the Note or any other Loan Document to the extent that such costs, expenses and damages are not paid by the Company pursuant to the respective documents.

(d)           Each Guarantor further agrees that if any payment made by the Company or any Guarantor to the Administrative Agent or the Lenders on any Obligation or Guaranteed Obligation, as applicable, is rescinded, recovered from or repaid by the Administrative Agent or the Lenders, in whole or in part, in any bankruptcy, insolvency or similar proceeding instituted by or against the Company or any Guarantor, or otherwise, this Guaranty shall continue to be fully applicable to such Guaranteed Obligation to the same extent as though the payment so recovered or repaid had never originally been made on such Guaranteed Obligation.

                         (e)           Each Guarantor hereby grant to the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to any of them, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender and their respective successors and assigns or in transit to any of them.  The Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender, any Lender or any Affiliate of any Lender to or for the credit or the account of the Guarantor against any and all of the Guaranty Obligations of the Guarantors now and hereafter existing hereunder held by such Person, irrespective of whether or not such Person shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured.  The rights of the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender under this Section 1(e) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.  ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, EACH LENDER AND EACH AFFILIATE OF EACH LENDER TO EXERCISE THEIR RIGHTS OR REMEDIES WITH

RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING THEIR RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF EACH GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

2.           Guaranty Continuing, Absolute, Unlimited.

The obligations of each Guarantor hereunder shall be continuing, absolute, irrevocable, unlimited and unconditional, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any Guarantor may have against the Administrative Agent, any Lender or the Company or any other person, and shall remain in full force and effect without regard to, and, to the fullest extent permitted by applicable law, shall not be released, discharged or in any way affected by, any circumstance or condition (whether or not any Guarantor shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense including, but not limited to, (a) any express or implied amendment, modification or supplement to the Credit Agreement, any Note, or any other Loan Document or any other agreement referred to in any thereof, or any other instrument applicable to the Company or to the Loans, or the Letters of Credit or any part thereof; (b) any failure on the part of the Company to perform or comply with the Credit Agreement, any Note or any other Loan Document or any failure of any other Person to perform or comply with any term of the Credit Agreement, any Note, or any other Loan Document or any other agreement as aforesaid; (c) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of the Credit Agreement, any Note, or any other Loan Document or any other agreement as aforesaid, whether or not the Administrative Agent, any Lender, the Company or any Guarantor has notice or knowledge of any of the foregoing; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Company, or its properties or its creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (e) any furnishing or acceptance of additional security or any release of any security; (f) any limitation on the liability or obligations of the Company under the Credit Agreement, any Note or any other Loan Document or any termination, cancellation, frustration, invalidity or unenforceability, in whole or in part, of the Credit Agreement, any Note, this Guaranty or any other Loan Document or any term of any thereof; (g) any lien, charge or encumbrance on or affecting any Guarantor’s or any of the Company’s respective assets and properties; (h) any act, omission or breach on the part of the Administrative Agent or any Lender under the Credit Agreement, any Note or any other Loan Document or any other agreement at any time existing between the Administrative Agent, any Lender and the Company or any law, governmental regulation or other agreement applicable to the Administrative Agent, any Lender or any Loan; (i) any claim as a result of any other dealings among the Administrative Agent, any Lender, any Guarantor or the Company; (j) the assignment of this Guaranty, the Credit Agreement, any Note or any other Loan Document by the Administrative Agent or any Lender to any other Person; or (k) any change in the name of the Administrative Agent, any Lender, the Company or any other Person referred to herein.

3.           Waiver.

Each Guarantor unconditionally waives, to the fullest extent permitted by applicable law:  (a) notice of any of the matters referred to in Section 2 hereof, except as expressly provided herein; (b) all notices which may be required by statute, rule of law or otherwise to preserve any rights against any Guarantor hereunder, including, without limitation, notice of the acceptance of this Guaranty, or the creation, renewal, extension, modification or accrual of the Guaranteed Obligations or notice of any other matters relating thereto, any presentment, demand, notice of dishonor, protest, nonpayment of any damages or other amounts payable under the Credit Agreement, any Note or any other Loan Documents; (c) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of the Credit Agreement, any Note or any other Loan Documents, including, without limitation, diligence in collection or protection of or realization upon the Guaranteed Obligations or any part thereof or any collateral therefor; (d) any requirement of diligence; (e) any requirement to mitigate the damages resulting from a default by the Company under the Credit Agreement, any Note or any other Loan Documents; (f) the occurrence of every other condition precedent to which any Guarantor or the Company may otherwise be entitled; (g) the right to require the Administrative Agent or the Lenders to proceed against the Company or any other Person liable on the Guaranteed Obligations, to proceed against or exhaust any security held by the Company or any other person, or to pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever; and (h) the right to have the property of the Company first applied to the discharge of the Guaranteed Obligations.

The Administrative Agent and the Lenders may, at their election, exercise any right or remedy they may have against the Company without affecting or impairing in any way the liability of any Guarantor hereunder and each Guarantor waives, to the fullest extent permitted by applicable law, any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of any Guarantor against the Company, whether resulting from such election by the Administrative Agent or the Lenders or otherwise.  Each Guarantor waives any defense arising by reason of any disability or other defense of the Company or any Guarantor or by reason of the cessation for any cause whatsoever of the liability, either in whole or in part, of the Company to the Administrative Agent and the Lenders for the Guaranteed Obligations.

Each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Company or any other Guarantor and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and agrees that neither the Administrative Agent nor the Lenders shall have any duty to advise any Guarantor of information regarding any condition or circumstance or any change in such condition or circumstance.  Each Guarantor acknowledges that neither the Administrative Agent nor the Lenders have made any representations to any Guarantor concerning the financial condition of the Company or any other Guarantor.

4.           Representations and Covenants of each Guarantor.

(a)           The representations and warranties contained in Article IV of the Credit Agreement, solely to the extent they relate and are expressly applicable to a Guarantor, are true and correct as of the date hereof and the Administrative Agent and the Lenders are entitled to rely on such representations and warranties to the same extent as though the same were set forth in full herein.

(b)           Each Guarantor hereby agrees to perform the covenants contained in Article VI and Article VII of the Credit Agreement, solely to the extent they relate and are expressly applicable to the Guarantor, and the Administrative Agent and the Lenders are entitled to rely on such agreement to perform such covenants to the same extent as though the same were set forth in full herein.

5.           Payments.

Each payment by each Guarantor to the Administrative Agent and the Lenders under this Guaranty shall be made in the time, place and manner provided for payments in the Credit Agreement without set-off or counterclaim to the account at which such payment is required to be paid by the Company under the Credit Agreement.

6.           Parties.

This Guaranty shall inure to the benefit of the Administrative Agent, the Lenders and their respective permitted successors, assigns or transferees, and shall be binding upon the Guarantors and their respective successors and assigns.  No Guarantor may delegate any of its duties under this Guaranty without the prior written consent of the Administrative Agent and the Lenders (and any such delegation without such consent shall be null and void).

7.	Notices.

Any notice shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:

(a)           if to the Administrative Agent and/or the Lenders,

Citibank, N.A., as Administrative Agent
730 Veterans Memorial Highway
Hauppauge, New York 11788
Attention:	Relationship Manager – Comtech Telecommunications Corp.
Telecopy:	(631) 265-4888

With a copy to:

Farrell Fritz, P.C.
1320 RexCorp Plaza
Uniondale, NY  11556
Attention:              Robert C. Creighton, Esq.
Telecopy:               (516) 227-0700

(b)           if to a Guarantor,

c/o Comtech Telecommunications, Inc.
68 South Service Road, Suite 230
Melville, New York 11747
Attention:              Chief Financial Officer
Telecopy:               (631) 962-7001

(c)	as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 7.

8.	Remedies.

Each Guarantor stipulates that the remedies at law in respect of any default or threatened default by a Guarantor in the performance of or compliance with any of the terms of this  Guaranty are not and will not be adequate, and that any of such terms may be specifically enforced by a decree for specific performance or by an injunction against violation of any such terms or otherwise.

9.           Rights to Deal with the Company.

At any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of any Guarantor hereunder, the Administrative Agent and the Lenders may deal with the Company in the same manner and as fully as if this Guaranty did not exist and shall be entitled, among other things, to grant the Company, without notice or demand and without affecting any Guarantor’s liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of indebtedness or any part thereof contained in or arising under the Credit Agreement, any Note or any other Loan Documents, or to waive any obligation of the Company to perform, any act or acts as the Administrative Agent and the Lenders may deem advisable.

10.           Subrogation.

(a)           Upon any payment made or action taken by a Guarantor pursuant to this Guaranty, such Guarantor shall, subject to the provisions of Sections 10(b) and (c) hereof, be fully subrogated to all of the rights of the Administrative Agent and the Lenders against the Company arising out of the action or inaction of the Company for which such payment was made or action taken by such Guarantor.

(b)           Any claims of such Guarantor against the Company arising from payments made or actions taken by such Guarantor pursuant to the provisions of this Guaranty shall be in all respects subordinate to the full and complete or final and indefeasible payment or performance and discharge, as the case may be, of all amounts, obligations and liabilities, the payments or performance and discharge of which are guaranteed by this Guaranty, and no payment hereunder by a Guarantor shall give rise to any claim of such Guarantor against the Administrative Agent and the Lenders.

(c)           Notwithstanding anything to the contrary contained in this Section 10, no Guarantor shall be subrogated to the rights of the Administrative Agent and the Lenders against the Company until all of the Obligations of the Company have been paid finally and indefeasibly in full, and that subrogation shall be suspended upon the occurrence of the events described in Section 1(d) hereof until the Administrative Agent and the Lenders are indefeasibly paid in full.

11.           Survival of Representations, Warranties, etc.

All representations, warranties, covenants and agreements made herein, including representations and warranties deemed made herein, shall survive any investigation or inspection made by or on behalf of the Administrative Agent and the Lenders and shall continue in full force and effect until all of the obligations of the Guarantors under this Guaranty shall be fully performed in accordance with the terms hereof, and until the payment in full of the Guaranteed Obligations.

12.           GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAW, WHICH WOULD APPLY THE SUBSTANTIVE LAW OF ANY OTHER STATE.  EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU OR COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH FEDERAL OR STATE COURTS, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THEREIN OR THE SUBJECT MATTER HEREOF OR THEREOF  MAY NOT BE LITIGATED IN OR BY SUCH FEDERAL OR STATE COURTS.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT OR (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM IS A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE LAWS GOVERNING CIVIL PROCEDURE. EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS GUARANTY OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.  THE ADMINISTRATIVE AGENT, THE LENDERS AND EACH

GUARANTOR  KNOWINGLY, VOLUNTARILY AND INTENTIONALLY  WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING THERETO, AND AGREES THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, EACH GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH GUARANTOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THEY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDERS TO ENTER INTO THE CREDIT AGREEMENT.

13.           Miscellaneous.

(a)           All capitalized terms used herein and not defined herein shall have the meanings specified in the Credit Agreement.

(b)           This Guaranty is the joint and several obligation of each Guarantor, and may be enforced against each Guarantor separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Guarantor.  Each Guarantor acknowledges that its obligations hereunder will not be released or affected by the failure of the other Guarantors to execute the Guaranty or by a determination that all or a part of this Guaranty with respect to any other Guarantor is invalid or unenforceable.

(c)           If any term of this Guaranty or any application thereof shall be invalid or unenforceable, the remainder of this Guaranty and any other application of such term shall not be affected thereby.

(d)           Any term of this Guaranty may be amended, waived, discharged or terminated only by a written agreement executed by each Guarantor and by the Administrative Agent (acting with the required consent of the Lenders as provided in the Credit Agreement).

(e)           The headings in this Guaranty are for purposes of reference only and shall not limit or define the meaning hereof.

(f)           No delay or omission by the Administrative Agent or a Lender in the exercise of any right under this Guaranty shall impair any such right, nor shall it be construed to be waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise of any other right.

IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be executed and delivered as of the day and year first above written.

COMTECH ANTENNA SYSTEMS, INC.	COMTECH SYSTEMS, INC.

By: ___________________________	By: ___________________________
Name:	Name:
Title:	Title:

COMTECH EF DATA CORP.	COMTECH PST CORP.

By: ___________________________	By: ___________________________
Name:	Name:
Title:	Title:

COMTECH MOBILE DATACOM	COMTECH AHA CORP.
CORPORATION

By: ___________________________	By: ___________________________
Name:	Name:
Title:	Title:

COMTECH XICON TECHNOLOGY, INC.	COMTECH TIERNAN VIDEO INC.

By: ___________________________	By: ___________________________
Name:	Name:
Title:	Title:

COMTECH AERO ASTRO, INC.	WC ACQUISITION CORP.

By: ___________________________	By: ___________________________
Name:	Name:
Title:	Title:

COMTECH TOLT TECHNOLOGIES, INC.	COMTECH SYSTEMS INTERNATIONAL, INC.

By: ___________________________	By: ___________________________
Name:	Name:
Title:	Title:

COMTECH COMMUNICATIONS CORP.	ARMER COMMUNICATIONS ENGINEERING SERVICES, INC.

By: ___________________________	By: ___________________________
Name:	Name:
Title:	Title:

TIERNAN RADYN COMSTREAM, INC.

By: ___________________________
Name:
Title:

EXHIBIT D

ASSIGNMENT AND ACCEPTANCE AGREEMENT

Dated __________________

Reference is hereby made to the Credit Agreement dated as of June ___, 2009 (as amended, modified or supplemented from time to time the “Credit Agreement”) by and among COMTECH TELECOMMUNICATIONS CORP. a Delaware corporation (the “Company”), the lenders signatory thereto (collectively, the “Lenders”) and CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).  Capitalized terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

________________________________, a _________________ (the “Assignor”), and _________________________________, a _________________ (the “Assignee”), agree as follows:

1.           The Assignor hereby sells and assigns to the Assignee, without recourse, and without representation or warranty except as expressly set forth herein, and the Assignee hereby irrevocably purchases and assumes from the Assignor, a ___% interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below) (including, without limitation, such percentage interest in the Assignor’s Commitments as in effect on the Effective Date, the owing to the Assignor on the Effective Date, the Revolving Credit Note held by the Assignor and the participations in Letters of Credit held by the Assignor on the Effective Date).

2.           The Assignor: (i) represents and warrants that as of the date hereof its Commitment (without giving effect to assignments thereof that have not yet become effective) is as follows: Revolving Credit Commitment: $________________ and the aggregate amount of its participations in Letters of Credit is $___________, and the aggregate outstanding principal amount of the Loans owing to it (without giving effect to assignments thereof that have not yet become effective) is:  $___________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder, and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, Guarantor or any of their respective Affiliates or the performance or observance by the Company or any Guarantor of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto or the enforceability of any such agreement, instrument or document; and (v) attaches the Revolving Credit Note referred to in paragraph 1 above and requests that the Agent exchange each such note for a Revolving Credit Note dated the Effective Date in the principal amount of

$________ payable to the order of the Assignee, and a Revolving Credit Note dated the Effective Date in the principal amount of $________ payable to the order of the Assignor.

3.           The Assignee: (i) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as its agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its addresses for Alternate Base Rate Loans and Adjusted Libor Loans (and address for notices) the offices set forth beneath its name on the signature pages hereof.

4.           The effective date for this Assignment and Acceptance Agreement shall be _________________ (the “Effective Date”) which shall not be earlier than five Business Days after the acceptance and recording by the Administrative Agent of the executed Assignment and Acceptance Agreement.  Following the execution of this Assignment and Acceptance Agreement, it will be delivered to the Administrative Agent for acceptance by the Administrative Agent and, provided that no Default or Event of Default has occurred and is then continuing under the Credit Agreement, the Company, and accompanied by the fee payable to the Administrative Agent as referred to in Section 10.05(e) of the Credit Agreement.

5.           Upon such acceptances, as of the Effective Date: (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its rights (except Sections 3.07, 3.08, 3.09, 10.03 and 10.07 of the Credit Agreement for the period prior to the Effective Date) and be released from its obligations under the Credit Agreement.

6.           Upon such acceptance, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7.           This Assignment and Acceptance Agreement  shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts or choice of law, which would apply the substantive law of any other state.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance Agreement to be executed by their officers thereunto duly authorized as of the date first set forth above.

[NAME OF ASSIGNOR]

By: _______________________________
Title

[NAME OF ASSIGNEE]

By: _______________________________
     Title

Lending Office for Alternate Base Rate Loans:

___________________________
___________________________
___________________________

Lending Office for Adjusted Libor Loans:
___________________________
___________________________
___________________________
Attention:

Address for Notices:
___________________________
___________________________
___________________________
Attention:
Telecopy No.:

Accepted this _____ day
of _______________, 200_

CITIBANK, N.A., as
Administrative Agent

By: _________________________________
Name:
Title:

COMTECH TELECOMMUNICATIONS CORP.

By: _________________________________
Name:
Title:

EXHIBIT E
Legal Opinion

[APPROPRIATE INTRODUCTION AND QUALIFICATIONS TO BE INCORPORATED BY BORROWER’S COUNSEL]

Based upon and subject to the foregoing and the limitations and qualifications set forth below, we are of the opinion that:

1. Each of the Domestic Obligors is validly existing and in good standing as a corporation under the law of its state of incorporation or formation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as such business is described in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008 (the “Company 10-K”).

2. Each of the Domestic Obligors has the requisite corporate power and authority to enter into and perform each Loan Document to which it is a party.  The Company has the requisite corporate power and authority to issue the Notes.

3. The execution, delivery and performance by each of the Domestic Obligors of each Loan Document to which it is a party, including the issuance and payment of the Notes and the borrowing by the Company under the Credit Agreement, have been duly authorized by all requisite corporate action on the part each of the Domestic Obligors.

4. Each Loan Document has been duly executed and delivered by each of the Domestic Obligors to the extent that it is a party thereto.

5. Each Loan Document is (and in the case of each of the Notes delivered to the Lenders after the date hereof, assuming the due execution and delivery by the Company, will constitute) a legal, valid and binding obligation of each of the Obligors to the extent that it is a party thereto, and each Loan Document is enforceable against the Obligors party thereto in accordance with its terms.

6. Except for (i) filings or recordings, if any, contemplated by the Loan Documents that may be required under applicable law to perfect or record security interests, mortgages or other liens or encumbrances, (ii) federal and state securities or blue sky laws, as to which we express no opinion and (iii) those already obtained, no approval, authorization or other action by, or filing with, any United States federal or state governmental authority known to us to be applicable to any of the Obligors is required in connection with the execution and delivery of the Loan Documents on behalf of the Obligors or the transactions contemplated thereby, except for the filing by the Company with the Securities and Exchange Commission of a report which discloses the execution and delivery of the Credit Agreement as required by the Securities Exchange Act of 1934, as amended.

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7. Neither the execution and delivery by the Domestic Obligors of, nor the consummation of the transactions contemplated by, the Loan Documents to which each such Domestic Obligor is a party (a) conflict with or violate the Obligor Certificates or by-laws of the Domestic Obligors, any provision of the corporations law of the state of incorporation or formation of such Domestic Obligor or any United States federal or New York statute, rule or regulation (including, the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System), known to us to be applicable to the Domestic Obligors (other than federal and state securities or blue sky laws, as to which we express no opinion in this paragraph), (b) violate any order, writ, injunction or decree of any court or governmental authority or any arbitral award known to us to be binding on any Domestic Obligor, (c) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to, any agreement or instrument, listed as an exhibit to the Company 10-K (it being understood, however, that we express no opinion with respect to any financial covenant in any such agreement or instrument), or (d) except for the liens created pursuant to the Loan Documents, result in the creation or imposition of any lien upon any property of the Domestic Obligors pursuant to any agreement or instrument listed as an exhibit to the Company 10-K (it being understood, however, that we express no opinion with respect to any financial covenant in any such agreement or instrument).

8. Except as set forth in the Credit Agreement, we have no knowledge of any legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority, now pending or threatened in writing against any of the Obligors or any of their respective properties, which, if adversely determined, would have a Material Adverse Effect.

9. The Pledge Agreements, together with the delivery of the certificates representing the Pledged Equity by the Obligors to the Administrative Agent in the state of New York, indorsed to or issued in the name of the Administrative Agent, perfects in favor of the Administrative Agent, for the benefit of the Lenders, a security interest in the Pledged Equity under the New York Uniform Commercial Code (“New York UCC”).  Assuming that neither the Administrative Agent nor the Lenders has notice of any adverse claim (as such phrase is defined in section 8-105 of the New York UCC) to the Pledged Equity at the time the Administrative Agent, for the benefit of the Lenders, acquires its security interest, the Administrative Agent, for the benefit of the Lenders, is acquiring its security interests in the Pledged Equity free of adverse claims.  In the case of any Pledged Equity issued by a Non-Domestic Guarantor, we have assumed, with your permission and without any independent verification, that any such Pledged Equity constitutes a “security” as such term is defined in section 8-102 of the New York UCC.

10. No Obligor is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

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